UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.            )

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Airbnb, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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AIRBNB, INC.

888 Brannan Street

San Francisco, CA 94103

NOTICE OF 2021 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 22, 2021

To Our Stockholders:

NOTICE IS HEREBY GIVEN that the 2021 Annual Meeting of Stockholders of Airbnb, Inc. (the “Annual Meeting”) will be held on June 22, 2021, at 3:30 p.m., Pacific Standard Time, virtually via a live webcast. Please visit www.proxydocs.com/ABNB and enter your control number included in your Notice Regarding the Availability of Proxy Materials, on the instructions accompanying your proxy materials, or on your proxy card for details on how to attend the Annual Meeting. At the Annual Meeting, stockholders will consider and vote on the following matters:

1.

To elect Angela Ahrendts, Brian Chesky, and Kenneth Chenault as Class I Directors to serve until the 2024 Annual Meeting of Stockholders, and until their respective successors are duly elected and qualified;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021;

3.	To approve, on an advisory (non-binding) basis, the compensation of our named executive officers; and

4.	To approve, on an advisory (non-binding) basis, the frequency of future Say-on-Pay Votes.

The stockholders will also act on any other business that may properly come before the Annual Meeting or any postponement, continuation or adjournment thereof.

Stockholders of record at the close of business on April 23, 2021 are entitled to notice of, and to vote at, the Annual Meeting or any postponement, continuation, or adjournment thereof. A complete list of such stockholders will be open to the examination of any stockholder for a period of ten days prior to the Annual Meeting for a purpose germane to the meeting and will be open to the examination of any stockholder of the Company during the whole time of the meeting.

Your vote is very important to us, and it is important to us that your shares are represented regardless of the number of shares you may hold. Whether you choose to participate in the Annual Meeting online or not, you can be sure your shares are represented at the meeting if you are a stockholder of record by promptly voting electronically over the Internet or via the toll-free telephone number provided, or, if you request to receive paper copies of these materials by mail, by returning your completed proxy card in the pre-addressed, postage-paid return envelope. If your shares are held in street name, you may return your completed voting instruction card to your broker. If, for any reason, you desire to revoke or change your proxy, you may do so at any time before it is exercised, such that submitting your proxy now will not prevent you from voting your shares at the Annual Meeting. The proxy is solicited by the board of directors of Airbnb, Inc.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting

On or about May 3, 2021, we expect to mail to stockholders entitled to vote a Notice Regarding the Availability of Proxy Materials containing instructions on how to access our Proxy Statement for the Annual Meeting (the “Proxy Statement”) and our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 (the “Annual Report”). Our proxy materials, including the Proxy Statement and Annual Report, are being made available on our website at https://investors.airbnb.com, as well as at the following website: www.proxydocs.com/ABNB. We are providing access to our proxy materials over the Internet under the rules adopted by the U.S. Securities and Exchange Commission.

By Order of the Board of Directors,

Brian Chesky

Chairperson of the Board of Directors

Chief Executive Officer

April 30, 2021

AIRBNB, INC.

888 Brannan Street

San Francisco, CA 94103

PROXY STATEMENT

2021 Annual Meeting of Stockholders

Date: June 22, 2021

Time: 3:30 p.m. Pacific Standard Time

Place:        2021 Annual Meeting of Stockholders (the “Annual Meeting”) to be held virtually via a live webcast – please visit www.proxydocs.com/ABNB for more details. To attend the Annual Meeting, you must register in advance at www.proxydocs.com/ABNB. Upon completing your registration, you will receive further instructions via email, including your unique link that will allow you to access the meeting and you will have the ability to submit questions. Please be sure to follow the instructions found on the Notice Regarding the Availability of Proxy Materials (the “Notice of Internet Availability”), proxy card and/or voting instruction card and subsequent instructions that will be delivered to you via email.

The Record Date for the Annual Meeting is April 23, 2021. Only stockholders of record as of the close of business on this date, or holders of a valid proxy, are entitled to notice of and to vote at the Annual Meeting and any postponement, continuation, or adjournment thereof.

On or about May 3, 2021, we expect to mail to stockholders entitled to vote the Notice of Internet Availability containing instructions on how to access our Proxy Statement for the Annual Meeting and our Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

If you requested printed versions by mail, your printed proxy materials also include the proxy card and voting instruction form for the Annual Meeting.

In this proxy statement, “Airbnb,” “Company,” “our,” “us,” and “we,” refer to Airbnb, Inc.

Registering for and Attending the Annual Meeting

We look forward to welcoming our stockholders to the Annual Meeting – our first annual meeting since the completion of our initial public offering. In light of the ongoing COVID-19 pandemic and due to public health concerns, we are holding a virtual Annual Meeting to provide our stockholders the opportunity to access and experience the Annual Meeting in a consistent and convenient manner across the globe. We believe hosting the Annual Meeting virtually is essential for the protection of our stockholders, employees, directors, and management. Moreover, we also believe a virtual meeting will reduce the environmental impact associated with hosting an in-person meeting.

To attend the Annual Meeting, you must register in advance at www.proxydocs.com/ABNB. You will need the unique control number included in your proxy materials to register for the Annual Meeting. Upon completing your registration, you will receive further instructions via email, including your unique link that will allow you to access the meeting and you will have the ability to submit questions. Please be sure to follow the instructions found on the Notice of Internet Availability, proxy card and/or voting instruction card and subsequent instructions that will be delivered to you via email. If you do not comply with the procedures outlined above, you may not be admitted to the virtual annual meeting.

Online access to the webcast will open approximately 15 minutes prior to the start of the Annual Meeting so that you may log in and test the computer audio system. Attendance at the virtual Annual Meeting is subject to capacity limits set by the virtual platform provider. Any recording of the Annual Meeting will not be allowed, including audio and video recording or photography; however, a replay of our Annual Meeting will be available for viewing for two weeks following the meeting at our Investor Relations website at https://investors.airbnb.com.

We highly encourage you to vote your shares in advance using one of the methods described in this proxy statement to ensure that your vote will be represented at the Annual Meeting even if you do plan to attend the Annual Meeting. We will have in place rules of conduct for the meeting and request the respectful conduct of all attendees at the Annual Meeting.

Our intent is to answer as many stockholder-submitted questions as time permits, so long as those questions comply with the rules of conduct. We may combine or group together substantially similar questions to avoid repetition. We reserve the right to edit profanity or other inappropriate language, as well as exclude questions that are not pertinent to meeting matters or Company business.

Proxy Materials are Available on the Internet

Airbnb uses the internet as the primary means of furnishing proxy materials to stockholders. We are sending a Notice of Internet Availability to our stockholders with instructions on how to access the proxy materials online or request a printed copy of the materials.

Stockholders may follow the instructions in the Notice of Internet Availability to elect to receive any future proxy materials in print by mail or electronically by email. We highly encourage stockholders to take advantage of the availability of the proxy materials online as it is more convenient, helps reduce the environmental impact of this and future annual meetings, and would reduce Airbnb’s printing and mailing costs. Airbnb proxy materials are also available at https://investors.airbnb.com.

Householding Procedures

Airbnb has adopted “householding” procedures. Under these householding procedures, Airbnb will deliver one single copy of the Notice of Internet Availability and, if printed versions are requested by mail, this proxy statement and the Annual Report on Form 10-K for the year ended December 31, 2020 to multiple stockholders who share the same address. This procedure will greatly reduce the environmental impact of our annual meetings and reduces Airbnb’s printing and mailing costs. Stockholders who participate in householding will continue to receive separate proxy cards. Upon written or oral request, Airbnb will promptly deliver a separate copy of the Notice of Internet Availability and, if printed versions are requested by mail, copies of this proxy statement and the Annual Report on Form 10-K for the year ended December 31, 2020 to any stockholder that elects not to participate in householding.

You may email, call, or write to Airbnb at the following email address, phone number, or physical address to request and receive, free of charge, a separate copy of the Notice of Internet Availability, this proxy statement or the Annual Report on Form 10-K for the year ended December 31, 2020, or separate copies of any future notices, proxy statements, or annual reports:

Airbnb, Inc.

Investor Relations

888 Brannan Street

San Francisco, CA 94103

Phone: (415) 510-4027

Email: ir@airbnb.com

We encourage you to contact the bank, broker, or other organization that holds your shares to elect into the householding procedures if you are receiving more than one copy of the proxy materials at a single address.

Inspector of Election

A representative of Mediant Communications will serve as the inspector of election during the Annual Meeting.

Proxy Solicitation Costs

We pay the entire cost of preparing, assembling, printing, mailing, and distributing these proxy materials. In addition, we may reimburse banks, brokers, and other custodians, nominees, and fiduciaries representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may be solicited by certain of our directors, officers, and employees, personally or by mail, telephone, facsimile, email, or other means of communication (electronic or otherwise). No additional compensation will be paid for such services.

Quorum for the Annual Meeting

The holders of a majority in voting power of the stock issued and outstanding and entitled to vote, present in person, or by remote communication, if applicable, or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders. A quorum, once established at the Annual Meeting, shall not be broken by the withdrawal of enough votes to leave less than a quorum. If, however, a quorum is not present or represented at the Annual Meeting, then either (i) the person presiding over the meeting or (ii) a majority in voting power of the stockholders, present in person, or by remote communication, if applicable, or represented by proxy, shall have power to recess the meeting or adjourn the meeting from time to time.

As such, your shares will be counted for purposes of determining if there is a quorum if:

•	You are entitled to vote and you are present virtually at the Annual Meeting; or

•	You have properly voted by proxy prior to the meeting online, by phone, or by mail.

Broker non-votes and abstentions are counted for purposes of determining whether a quorum is present.

Voting

Each share of Airbnb’s Class A common stock is entitled to one vote on each matter, each share of Class B common stock is entitled to twenty votes on each matter, and each share of Class C or Class H common stock is entitled to no votes on each matter. Only “stockholders of record” as of the close of business on the Record Date, or holders of a valid proxy, are entitled to vote at the Annual Meeting. As of the Record Date, there were 159,939,329 shares of Airbnb’s Class A common stock issued and outstanding and 448,310,813 shares of Airbnb’s Class B common stock issued and outstanding. “Beneficial owners of shares held in street name” as of the Record Date can vote using the methods described below.

Stockholders of Record. You are a stockholder of record with respect to your shares if your shares are registered directly in your name with Airbnb’s transfer agent, Computershare Trust Company, N.A.

Beneficial Owners of Shares Held in Street Name. If your shares are held in an account at a bank, broker, or other organization, then you are the “beneficial owner of shares held in street name.” As a beneficial owner, you have the right to instruct the person or organization holding your shares how to vote your shares. Most individual stockholders are beneficial owners of shares held in street name.

How to Vote

There are four ways to vote:

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Online Prior to the Annual Meeting. You may vote by proxy by visiting www.proxydocs.com/ABNB and entering the unique control number found in your Notice of Internet Availability. Availability of online voting may depend on the voting procedures of the organization that holds your shares.

•

Online During the Annual Meeting. To attend the Annual Meeting, you must register in advance at www.proxydocs.com/ABNB. Upon completing your registration, you will receive further instructions via email, including your unique link that will allow you to access the meeting and vote during the meeting, and you will have the ability to submit questions. The Annual Meeting will begin promptly at 3:30 p.m. Pacific Standard Time, and access will open approximately 15 minutes prior to the start of the Annual Meeting so that you may log in and test the computer audio. You may call the number provided in your email you receive approximately one hour prior to the start of the meeting if you experience technical difficulties during the check-in process or during the meeting. If you hold your shares through a broker, bank or other nominee (that is, in street name), you may be instructed to obtain a legal proxy from your broker, bank or other nominee and to submit a copy in advance of the meeting. Further instructions will be provided to you as part of your registration process.

•

Phone. You will receive a proxy card or voting instruction form by mail if you requested printed copies of the proxy materials, and you may vote by proxy by calling the toll-free number found on the card or form. The availability of phone voting may depend on the voting procedures of the organization that holds your shares.

•

Mail. You will receive a proxy card or voting instruction form by mail if you requested printed copies of the proxy materials, and you may vote by proxy by filling out the card or form and returning it in the envelope provided.

All shares represented by valid proxies received prior to the vote at the Annual Meeting will be voted in accordance with the stockholders instructions and choice with respect to any matter to be acted upon. We highly encourage you to vote your shares in advance online, by phone, or by mail to ensure that your vote will be represented at the Annual Meeting, even if you plan to attend the Annual Meeting.

How to Revoke or Change your Vote

You may revoke your proxy and change your vote at any time before the vote is formally held during the Annual Meeting.

•

Online Prior to the Annual Meeting. You may change your vote using the online voting method described above, in which case only your latest internet proxy submitted prior to the Annual Meeting will be counted.

•

Online During the Annual Meeting. You may change your vote by attending the Annual Meeting virtually and voting at the Annual Meeting. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request.

•	Phone. You may change your vote using the phone voting method described above, in which case only your latest telephone proxy submitted prior to the Annual Meeting will be counted.

•

Mail. You may revoke your proxy and change your vote by signing and returning a new proxy card or voting instruction form dated as of a later date, in which case only your latest proxy card or voting instruction form received prior to the Annual Meeting will be counted.

Uninstructed Shares

Stockholders of Record. If you are a stockholder of record and you:

•	Indicate when voting online or by phone that you wish to vote as recommended by the board of directors; or

•	Sign and return a proxy card without giving specific voting instructions,

then the persons named as proxy holders by the Company, Brian Chesky, Dave Stephenson and Rich Baer, will vote your shares in the manner recommended by the board of directors on all matters presented in this Proxy Statement and as they may determine in their best judgment with respect to any other matters properly presented for a vote at the Annual Meeting.

Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not provide the bank or broker that holds your shares with specific voting instructions, then such broker may generally vote your shares in their discretion on “routine” matters, but cannot vote on “non-routine” matters. The ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm is a routine matter – all other proposals to be voted on at the Annual Meeting are non-routine matters. A “broker non-vote” will occur when these shares are not voted with respect to a particular proposal because the broker does not receive voting instructions from you and does not have discretionary voting power over those shares.

Proposals to be Submitted to Stockholders

At the Annual Meeting, stockholders will consider and vote on the following matters:

1.

To elect Angela Ahrendts, Brian Chesky, and Kenneth Chenault as Class I Directors to serve until the 2024 Annual Meeting of Stockholders, and until their respective successors are duly elected and qualified;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021;

3.	To approve, on an advisory (non-binding) basis, the compensation of our named executive officers (“Say-on-Pay Vote”); and

4.	To approve, on an advisory (non-binding) basis, the frequency of future Say-on-Pay Votes (“Frequency Vote”).

The stockholders will also act on any other business that may properly come before the Annual Meeting or any postponement, continuation or adjournment thereof.

Vote Required to Approve a Proposal

Proposal	Votes Required	Effect of Votes Withheld / Abstentions and Broker Non-Votes

Proposal 1 – Election of Directors	The plurality of the votes cast. Stockholders will be given the choice to vote “FOR” or “WITHHOLD” votes for each nominee. Thus, the three nominees receiving the highest number of votes “FOR” their election will be elected.	Votes withheld and broker non-votes will have no effect.

Proposal 2 – Ratification of Appointment of Independent Registered Public Accounting Firm	The affirmative vote of the holders of a majority in voting power of the votes cast (excluding abstentions and broker non-votes).	Abstentions will have no effect. We do not expect any broker non-votes on this proposal.

Proposal 3 – Say-on-Pay Vote	The affirmative vote of the holders of a majority in voting power of the votes cast (excluding abstentions and broker non-votes).	Abstentions and broker non-votes will have no effect.

Proposal 4 – Frequency Vote	The frequency that receives the affirmative vote of the holders of a majority in voting power of the votes cast (excluding abstentions and broker non-votes) will be the frequency recommended by stockholders. If no frequency receives the foregoing vote, then we will consider the option of ONE YEAR, TWO YEARS or THREE YEARS that receives the highest number of votes cast to be the frequency recommended by stockholders.	Abstentions and broker non-votes will have no effect.

Preliminary voting results will be announced during the Annual Meeting, and final results will be tallied by the inspector of election after the taking of the vote at the Annual Meeting. Airbnb will publish the final voting results in a Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission (the “SEC”) within four business days following the Annual Meeting.

Abstentions

An “abstention,” in the case of the proposals to be voted on at the Annual Meeting, represents a stockholder’s affirmative choice to decline to vote on a proposal. Abstentions are counted for purposes of determining whether a quorum is present. Abstentions have no effect on the proposals to be voted upon at the Annual Meeting.

Broker-Non Votes

Generally, broker non-votes occur when shares held by a broker in “street name” for a beneficial owner are not voted with respect to a particular proposal because the broker (1) has not received voting instructions from the beneficial owner and (2) lacks discretionary voting power to vote those shares. A broker is typically entitled to vote shares held for a beneficial owner on routine matters, such as the ratification of the appointment of our independent registered public accounting firm, without instructions from the beneficial owner of those shares. On the other hand, absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on non-routine matters, such as the election of directors, the Say-on-Pay Vote, and the Frequency Vote. Broker non-votes are counted for purposes of determining whether a quorum is present.

Confidentiality of Votes

Airbnb highly respects your voting privacy. Any instructions, ballots, tabulations or material that identify individual stockholders are handled in a manner that protects your voting privacy. Airbnb will not disclose the proxy instructions or ballots of individual shareholders, except:

•	To allow for the tabulation and certification of votes;

•	To facilitate a successful proxy solicitation;

•	To assert claims for Airbnb;

•	To defend claims against Airbnb; and

•	As necessary to meet applicable legal requirements.

If you write comments on your proxy card or ballot, the proxy card or ballot may be forwarded to Airbnb’s management and the board of directors to review your comments.

Matters for Inclusion in the Proxy Materials for the 2022 Annual Meeting of Stockholders

Matters for inclusion in the proxy materials for the 2022 annual meeting of stockholders, other than nominations of directors, must be received at 888 Brannan Street, San Francisco, CA 94103 on or before January 3, 2022. All proposals must comply with Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Director Nominations for the 2022 Annual Meeting of Stockholders

Airbnb’s amended and restated bylaws require advanced notice of any stockholder proposal for nomination of candidates for election as a director. Any stockholder considering a proposal for nomination of candidates for election as a director should carefully review Airbnb’s amended and restated bylaws, which describe the timing, procedural and substantive requirements for such proposal. The proposals for director nominations must be received no earlier than February 22, 2022 and no later than March 24, 2022. The proposal for director nominations must be delivered to, or mailed and received by, the Company’s Secretary at the principal executive offices of the Company, in writing and in proper form, and must set forth the information required by Airbnb’s amended and restated bylaws.

Matters for Consideration at the 2022 Annual Meeting of Stockholders, but not for Inclusion in the Proxy Materials

Airbnb’s amended and restated bylaws also require advanced notice of any stockholder proposal to be proposed other than the nomination of candidates for election as a director. Any stockholder considering such a proposal should carefully review Airbnb’s amended and restated bylaws, which describe the timing, procedural and substantive requirements for such proposal. Matters for consideration at the 2022 annual meeting of stockholders, but not for inclusion in the proxy materials, must be received no earlier than February 22, 2022 and no later than March 24, 2022. The proposal must be delivered to, or mailed and received by, the Company’s Secretary at the principal executive offices of the Company, in writing and in proper form, and must set forth the information required by Airbnb’s amended and restated bylaws.

SERVING OUR STAKEHOLDERS

Airbnb aspires to operate as a true 21st century company — to us, that means a company that benefits all of its stakeholders over the long term. In 2018, after first sharing this long-held vision, we set out to institutionalize it by defining our stakeholders — our Hosts, our guests, the communities in which we operate, our employees, and our shareholders — and principles to serve each of them. We subsequently identified a range of metrics to assess our progress. We believe that in the long run, and when approached with creativity, we can benefit all of our stakeholders.

These are the ideas at the core of Airbnb:

•	Our community is based on connection and belonging.
•	Our creativity allows us to imagine new possibilities for people.
•	Our responsibility is to all of our stakeholders.

In the end, they share a common thread—a fundamental belief that people are good and we’re in this together. This is what makes Airbnb, Airbnb.

We look forward to sharing more about our vision and progress in our inaugural stakeholder report later in the year. In the meantime, these are some of the initiatives and commitments we have undertaken to support our stakeholders.

Hosting is at the Center

Airbnb is made possible by Hosts—and we strive to give our Hosts a seat at the table and to find ways for them to share in our success. We launched two important Host initiatives in 2020:

Airbnb Host Endowment

•

Seeded with 9.2 million shares of Class H common stock from Airbnb, the Host Endowment is designed to exist as long as Airbnb does. At the end of the first quarter of 2021, the Host Endowment had a market value of approximately $1.7 billion, and Brian Chesky is putting plans in place to make an additional personal contribution of Airbnb shares worth over $100 million.

•

Distributions, when they begin, are intended to support programs and initiatives to benefit our Hosts. This could include initiatives to remove barriers to hosting, programs that meet specific needs of our Hosts, or direct funding to Hosts, in each case as may be identified by us with input from the Host Advisory Board.

Airbnb Host Advisory Board

•

Composed of 18 Hosts from 15 countries and six continents, the Host Advisory Board provides input and feedback on Airbnb practices, and will also help shape investments in the Host community from the Airbnb Host Endowment.

•	The Host Advisory Board has several subcommittees focused on key priority areas for Airbnb, including Belonging, Sustainability, Host Empowerment, The Hosting Story, and Endowment/Grants.
•	The Host Advisory Board or its subcommittees have met more than 20 times since December 2020.

Supporting Communities

We continue to take actions designed to support and deepen our collaboration in the communities in which we operate:

Airbnb Community Fund

•	An initiative to provide millions of dollars to organizations around the world, including with input from Hosts.
•	In 2021, grants will be focused on organizations that drive economic empowerment, COVID-19 response and recovery, and education.

Airbnb City Portal

•	A first-of-its-kind solution, City Portal directly connects the Airbnb platform with governments and tourism organizations, providing:
○	Access to high-level local and global Airbnb data insights into short-term rental market characteristics and remitted tourist tax revenue, where tax agreements have been established;
○	Compliance tools to help governments manage fair short term rental policies and regulations;
○	Central location for our safety and support resources; and
○	Direct access to an Airbnb team member, for one-to-one support.
•	City Portal launched with 15 pilot cities and tourism organization partners in its first phase and we are in the process of expanding it to new areas.

Airbnb.org

•

Airbnb.org is an independent 501(c)(3) nonprofit organization dedicated to facilitating temporary stays for those displaced and in need of housing as communities grapple with the impacts of natural disasters and other emergencies, including the COVID-19 pandemic.

•	Airbnb.org helps provide stays to evacuees, relief workers, refugees, asylum seekers, in addition to frontline workers.
•	Since 2012, over 75,000 people have found a place to stay through this program, first under Airbnb and now formalized under Airbnb.org.

Diversity and Inclusion

At Airbnb, diversity and inclusion is more than a corporate responsibility—we believe it is central to our mission of connection and belonging.

Diversity Commitments

•	In 2020, we announced two key goals for ourselves:
○	By the end of 2025, 20% of our U.S. employees will be underrepresented minorities, and at every level, 50% of our global employees who identify in the gender binary will be women.
○	By the end of 2021, 20% of our board of directors and executive team, collectively, will be people of color.
•

To benchmark, as of the end of 2020, underrepresented minority populations represented 12.3% of our U.S.-based employees and those who identify in the gender binary as women made up 47% of our employees globally.

Airfinity Groups

•

We strive to foster an environment in which our employees feel valued and supported in doing their best work. One of the ways we do this is through our Employee Resource Groups—or “Airfinity” groups—which give employees the opportunity to have their voices elevated within the company and community.

•

Our Airfinity groups currently have more than 3700 members and include: Able@, AirPride@, Arabs@, Asians@, Black@, Chinese@, Desis@, ForeignAirs@, Juntos@, GemTech@, Muslims@, Parents@, StandardDev@, Trans@, Tribe@, Veterans@, Wisdom@, Women@.

Dedicated to Fairness and Equity

We are committed to fostering safety and equity on our platform. Since 2016, Airbnb has taken a number of steps to combat discrimination. Some of our efforts include:

•

Community Commitment and Nondiscrimination Policy. These mandatory policies communicate our expectations for users on our platform. Since its launch in 2016, more than 99% of users have agreed to the Community Commitment. The approximately 1.4 million who have declined to agree have been removed from Airbnb.

•

Project Lighthouse. Launched in 2020 in partnership with Color Of Change, the nation’s largest online racial justice organization, Project Lighthouse measures and aggregates perception-based discrimination on our platform. It is an important part of our efforts to design products and policies to combat racial discrimination that Black guests and other people of color may face when using Airbnb.

•

External Reviews. In September 2019, we released a three-year update of a review we commissioned in 2016 to assess our work to fight discrimination and build inclusion, and we expect to commission future updates on this work.

Commitment to Safety

•	We have designed a system of trust that includes the following elements:
○	Hosts and guests have the ability to communicate before booking, pay through our secure payments platform, and post reviews after their stays or experiences.
○	Our trust team works to help protect our community by deploying risk scoring, fraud detection, screening, verification, and other technologies and processes that vary depending on the region.
○	Our trained safety agents are available should our hosts and guests need to reach us.
○	We offer additional support through our Host Guarantee Program, Host Protection Insurance, and Experience Protection Insurance.
•

We also seek to mitigate the safety risk posed by public safety threats and dangerous hate groups on our platform. When we learn that a reservation or user on Airbnb may pose a risk to safety, our team investigates and recommends appropriate action, including potentially cancelling bookings or removing users from our platform.

•	In 2021, we joined Tech Against Terrorism, an initiative launched by the United Nations to support the global tech sector in addressing online terrorist activity.

Environmental Sustainability

We are committed to promoting environmental sustainability, both at our company and on our platform. Some of the initiatives we are undertaking include:

•	Powering our offices by renewable energy, such as solar and wind—we recently joined the RE100 initiative, whereby companies commit to 100% renewable electricity.
•

Participating as a founding member in the Lowering Emissions by Accelerating Forest finance (LEAF) Coalition, a new public-private initiative to mobilize funds for large-scale tropical forest protection and sustainable development, designed to benefit Indigenous peoples and forest communities.

•	Working with the Host Advisory Board and environmental experts to generate resources and guides to help Hosts develop more environmentally sustainable practices.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Our board of directors has nominated Angela Ahrendts, Brian Chesky, and Kenneth Chenault as Class I director nominees for election at the Annual Meeting to hold office until the Annual Meeting of Stockholders to be held in 2024.

Recommendation of Board of Directors

Our board of directors recommends that you vote “FOR” the election of each of Ms. Ahrendts and Messrs. Chesky and Chenault.

Our Board of Directors

Our business and affairs are managed under the direction of our board of directors. The number of directors is fixed by our board of directors, subject to the terms of our restated certificate of incorporation and amended and restated bylaws. Our board of directors currently consists of nine directors. In accordance with our restated certificate of incorporation, our board of directors is divided into three classes with staggered three-year terms. At each annual meeting of stockholders, a class of directors is elected for a three-year term to succeed the directors of the same class whose terms are then expiring. The term of the Class I director elected at our 2021 annual meeting of stockholders will begin at the meeting and end at our 2024 annual meeting of stockholders, or, if later, when such director’s successor has been elected and has qualified.

The following table provides certain information regarding each of our directors as of April 23, 2021.

Name	Age	Class	lndependent	Audit, Risk and Compliance Committee	Leadership Development, Belonging and Compensation Committee	Nominating and Corporate Governance Committee	Stakeholder Committee
Brian Chesky	39	I					Member
Joseph Gebbia	39	II					Member
Nathan Blecharczyk	37	Ill					Member
Angela Ahrendts	60	I	Yes		Member		Member
Kenneth Chenault	69	I	Yes		Member	Member
Belinda Johnson	54	Ill					Chair
Jeffrey Jordan	62	II	Yes	Member		Chair
Alfred Lin	48	Ill	Yes	Member	Chair
Ann Mather	60	II	Yes	Chair		Member

Director Biographies

Class I Directors

Brian Chesky. Mr. Chesky co-founded our company in 2008 and serves as our Chief Executive Officer and Head of Community. He is also a member of our board of directors. Mr. Chesky received a Bachelor of Fine Arts in Industrial Design from the Rhode Island School of Design. We believe that Mr. Chesky is qualified to serve as a member of our board of directors because of the perspective and experience he brings as our co-founder, Chief Executive Officer, and Head of Community.

Angela Ahrendts. Ms. Ahrendts joined our board of directors in May 2019. Ms. Ahrendts served as Senior Vice President, Retail at Apple Inc. (“Apple”), a publicly-held technology company, from May 2014 to May 2019. Prior to joining Apple, Ms. Ahrendts served as a director and Chief Executive Officer of Burberry plc, a global luxury fashion company, from July 2006 to April 2014. Ms. Ahrendts also previously served as Executive Vice President at Liz Claiborne Inc. and President of Donna Karan International, both then publicly-held global fashion companies. Ms. Ahrendts has served as a director of the Ralph Lauren Corporation, a publicly-held fashion company, since August 2018. Ms. Ahrendts has served as a director of WPP plc, a publicly-held creative transformation company with expertise in communications, experience, commerce and technology, since June 2020. Ms. Ahrendts also serves on non-profits boards, including Saïd Business School at the University of Oxford, The HOW Institute for Society, and Charity: Water. Ms. Ahrendts received a Bachelor of Arts in Marketing and Merchandising from Ball State University. We believe that Ms. Ahrendts is qualified to serve as a member of our board of directors because of her extensive experience advising technology companies and other public companies as both a director and executive.

Kenneth Chenault. Mr. Chenault joined our board of directors in January 2018. Since February 2018, Mr. Chenault serves as Chairman and Managing Director of General Catalyst, a venture capital firm. Mr. Chenault served as Chairman and Chief Executive Officer of American Express Company, a publicly-held diversified financial services company, from April 2001 through January 2018. Prior to that, he held roles of increasing responsibility at American Express Company, including President of the U.S. division of American Express Travel Related Services Company, Inc. in 1993, Vice Chairman of the American Express Company in 1995 and President and Chief Operating Officer in 1997. Mr. Chenault has served on the board of directors of Berkshire Hathaway Inc., a publicly-held multinational conglomerate holding company, since May 2020. Mr. Chenault also served on the board of directors of International Business Machines Corporation, a publicly-held multinational technology company, from October 1998 to February 2019, The Procter & Gamble Company, a publicly-held global consumer goods company, from April 2008 to February 2019, and Facebook, Inc., a publicly-held global technology company, from February 2018 to May 2020. Mr. Chenault received a Bachelor of Arts in history from Bowdoin College and a Juris Doctor from Harvard Law School. We believe that Mr. Chenault is qualified to serve as a member of our board of directors because of his extensive experience advising public companies as both a director and executive.

Class II Directors

Joseph Gebbia. Mr. Gebbia co-founded our company in 2008 and serves as our Chairman of Samara and Airbnb.org. He is also a member of our board of directors. He leads Samara, our in-house design and innovation studio. Mr. Gebbia received dual degrees in Graphic Design and Industrial Design from the Rhode Island School of Design, where he currently serves on the institution’s Board of Trustees. We believe that Mr. Gebbia is qualified to serve as a member of our board of directors because of the perspective and experience he brings as our co-founder and Chairman of Samara and Airbnb.org.

Jeffrey Jordan. Mr. Jordan joined our board of directors in August 2011. Mr. Jordan serves as the managing partner of Andreessen Horowitz, a venture capital firm, which he joined as a general partner in July 2011. Prior to that, Mr. Jordan served as the Chief Executive Officer of OpenTable, Inc., the online restaurant-reservation service company, from 2007 to 2011. From 2004 to 2006, Mr. Jordan served as President of PayPal, Inc., a digital payments company, which was then owned by eBay, Inc. For five years prior to that, Mr. Jordan served as Senior Vice President and General Manager for eBay North America. From 1998 to 1999, Mr. Jordan served as Chief Financial Officer for Hollywood Entertainment Corporation, a video rental company, and then President of its subsidiary, Reel.com. Previously, Mr. Jordan served in various capacities at The Walt Disney Company for eight years, most recently as Senior Vice President and Chief Financial Officer of the Disney Store Worldwide. Before that he worked for The Boston Consulting Group. Mr. Jordan served as a member of the boards of directors of OpenTable, Inc. from 2007 until 2013, Pinterest, Inc. since 2011, and Accolade, Inc. since 2016. He is a member of the board of directors for several private companies including Maplebear Inc. (d/b/a Instacart) and OfferUp, Inc. Mr. Jordan received a Bachelor of Arts from Amherst College and a Master of Business Administration from the Stanford Graduate School of Business. We believe that Mr. Jordan is qualified to serve as a member of our board of directors because of his significant managerial experience at global technology companies.

Ann Mather. Ms. Mather joined our board of directors in August 2018. From September 1999 to April 2004, Ms. Mather served as Executive Vice President and Chief Financial Officer of Pixar, Inc., a computer animation studio, which was acquired by The Walt Disney Company in May 2006. Ms. Mather has served on the board of directors of Bumble Inc., a social network company, since March 2020, Arista Networks, Inc., a publicly-held computer networking company, since 2013, Alphabet Inc. (the successor issuer to, and parent holding company of, Google, Inc.), a publicly-held global technology company, since 2005, Glu Mobile Inc., a publicly-held publisher of mobile games, since 2005, and Netflix, Inc., a publicly-held global TV and movie streaming company, since 2010. Ms. Mather is an independent trustee to the Dodge & Cox Funds board of trustees. Ms. Mather received a Master of Arts from Cambridge University. We believe that Ms. Mather is qualified to serve as a member of our board of directors because of her extensive experience advising the boards of global technology companies.

Class III Directors

Nathan Blecharczyk. Mr. Blecharczyk co-founded our company in 2008 and serves as our Chief Strategy Officer and Chairman of Airbnb China. He is also a member of our board of directors. Mr. Blecharczyk received a Bachelor of Arts in Computer Science from Harvard University and held several engineering positions before co-founding Airbnb. We believe that Mr. Blecharczyk is qualified to serve as a member of our board of directors because of the perspective and experience he brings as our co-founder and Chief Strategy Officer.

Belinda Johnson. Ms. Johnson served as our Chief Operating Officer from February 2018 through March 2020. Ms. Johnson held several roles at our company since joining in 2011, including General Counsel from December 2011 to July 2015 and Chief Business Affairs and Legal Officer from July 2015 to January 2018. Prior to joining Airbnb, she was Senior Vice President and Deputy General Counsel at Yahoo! Inc., a digital information platform, and served as General Counsel and Corporate Secretary to Broadcast.com, an internet broadcasting company. Ms. Johnson currently serves on the Board of Directors of PayPal Holdings, Inc., a publicly-held technology platform and digital payments company. Ms. Johnson received a Bachelor of Arts and Juris Doctor from the University of Texas. Ms. Johnson joined our board of directors in March 2020. We believe that Ms. Johnson is qualified to serve as a member of our board of directors because of the perspective and experience she brings as our former Chief Operating Officer.

Alfred Lin. Mr. Lin joined our board of directors in November 2012. Since October 2010, Mr. Lin has been a partner at Sequoia Capital Operations LLC (“Sequoia”), a venture capital firm. He represents Sequoia on our board as well as several other privately-held companies, including DoorDash, a food-delivery and local logistics platform, since 2014, and Houzz Inc., an online home designs and furnishings platform, since 2011. From 1996 to 1998, he served as Vice President of Finance and Administration of LinkExchange, a banner advertising exchange acquired by Microsoft Corporation (“Microsoft”). From June 1999 to December 2014, he served as Co-Founder and General Manager at Venture Frogs, LLC, a seed fund that invested in companies such as Ask Jeeves, OpenTable, Inc., Tellme Networks, Inc., and Zappos.com Inc. (“Zappos”). From January 2001 to June 2005, he served as Vice President of Finance and Business Development of Tellme Networks, a voice recognition services and platform company acquired by Microsoft. From January 2005 to December 2010, he served as Chairman of the Board and Chief Operating Officer of Zappos, an online retailer acquired by Amazon.com, Inc. Mr. Lin holds a Bachelor of Arts in Applied Mathematics from Harvard University and a Master of Science in Statistics from Stanford University. We believe that Mr. Lin is qualified to serve as a member of our board of directors because of his extensive experience in the venture capital industry, his business and leadership experience, and his knowledge of scaling technology companies.

Family Relationships

There are no family relationships among any of our directors or executive officers.

Vote Required

Each director is elected by a plurality of the votes cast. Votes withheld and broker non-votes will have no effect.

CORPORATE GOVERNANCE

Director Independence

Our board of directors has undertaken a review of the independence of each director. Based on information provided by each director concerning his or her background, employment, and affiliations, our board of directors has determined that Messrs. Chenault, Jordan, and Lin and Mmes. Ahrendts and Mather qualify as independent directors in accordance with the Listing Rules (the “Nasdaq Listing Rules”) of The Nasdaq Stock Market LLC (“Nasdaq”). Under the Nasdaq Listing Rules, the definition of independence includes a series of objective tests, such as that the director is not, and has not been for at least three years, one of our employees and that neither the director nor any of his or her family members has engaged in various types of business dealings with us. Our board of directors has made a subjective determination as to each independent director that no relationships exist that, in the opinion of our board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Messrs. Blecharczyk, Chesky, and Gebbia, and Ms. Johnson are not considered independent by virtue of their positions as our executive officers and for Ms. Johnson, former Chief Operating Officer. In making these determinations, our board of directors reviewed and discussed information provided by the directors and us with regard to each director’s relationships as they may relate to us and our management, including the beneficial ownership of our capital stock by each director, and the transactions involving them described in the section titled “Certain Relationships and Related Party Transactions.”

Lead Director

Our corporate governance guidelines provide that one of our independent directors will serve as the lead director at any time when the chair of our board of directors is a member of management or is otherwise not independent. Our board of directors has appointed Mr. Chenault to serve as our lead director. As lead director, Mr. Chenault presides over all meetings of the board of directors at which the chair is not present, including any executive sessions of the independent directors, approve board of directors meeting schedules and agendas, and act as the liaison between the independent directors and our Chief Executive Officer and the chair of the board of directors.

Classified Board of Directors

In accordance with our restated certificate of incorporation, our board of directors is divided into three classes with staggered three-year terms. At each annual general meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. Our directors are divided among the three classes as follows:

•	the Class I directors are Messrs. Chesky and Chenault, and Ms. Ahrendts, and their terms expire at this Annual Meeting;

•	the Class II directors are Messrs. Gebbia and Jordan, and Ms. Mather, and their terms will expire at the annual meeting of stockholders to be held in 2022; and

•	the Class III directors are Messrs. Blecharczyk and Lin, and Ms. Johnson, and their terms will expire at the annual meeting of stockholders to be held in 2023.

We expect that any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. The division of our board of directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control.

Leadership Structure of the Board of Directors

Our board of directors recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure so as to provide effective oversight of management. Our amended and restated bylaws and corporate governance guidelines provide our board of directors with flexibility to combine or separate the positions of chairperson of the board of directors and chief executive officer. Our board of directors currently believes that our existing leadership structure, under which our chief executive officer, Mr. Chesky, serves as chairperson of our board of directors and Mr. Chenault serves as lead director, is effective. Our board of directors will continue to periodically review our leadership structure and may make such changes in the future as it deems appropriate.

Role of the Board of Directors in Risk Oversight Process

Risk assessment and oversight are an integral part of our governance and management processes. Our board of directors encourages management to promote a culture that incorporates risk management into our corporate strategy and day-to-day business operations. Management discusses strategic and operational risks at regular management meetings and conducts specific strategic planning and review sessions during the year that include a focused discussion and analysis of the risks facing us. Throughout the year, senior management and the audit, risk and compliance committee review these risks with the board of directors at regular board meetings as part of management presentations that focus on particular business functions, operations, or strategies, and present the steps taken by management to mitigate or eliminate such risks.

Our board of directors administers this oversight function directly, as well as through various standing committees of our board of directors that address risks inherent in their respective areas of oversight. While our board of directors is responsible for monitoring and assessing strategic risk exposure, our audit, risk and compliance committee is responsible for overseeing our major financial and operational risk exposures and the steps our management has taken to monitor and control these exposures. The chair of the audit, risk and compliance committee also approves or disapproves any related party transactions, and all such approved transactions must be ratified by the audit, risk and compliance committee during the meetings held at least once during each fiscal quarter. Our nominating and corporate governance committee monitors the effectiveness of our corporate governance guidelines. Our leadership development, belonging and compensation committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

Meetings of Board of Directors and Attendance

Members of our board of directors are expected to regularly prepare for and attend meetings of the board of directors and committees on which they sit. A director who is unable to attend a meeting of the board of directors or a committee of the board of directors is expected to notify the chairperson of the board of directors or the chairperson of the appropriate committee in advance of such meeting, and, whenever possible, participate in such meeting via teleconference in the case of an in-person meeting. Our board of directors met 17 times during the fiscal year ended December 31, 2020. During 2020, each director attended at least 75% of the aggregate of the total number of Board meetings and committee meetings on which he or she then served. Members of our board of directors are encouraged to attend annual meetings of stockholders; however, we do not maintain a formal policy regarding director attendance at annual meetings.

Committees of the Board of Directors

Our board of directors has established an audit, risk and compliance committee, a leadership development, belonging and compensation committee, a nominating and corporate governance committee, and a stakeholder committee. Our board of directors may establish other committees to facilitate the management of our business. The composition and functions of each committee are described below. Members serve on these committees until their resignation or until otherwise determined by our board of directors. Each of our audit, risk and compliance committee, leadership development, belonging and compensation committee, and nominating and corporate governance committee have adopted a written charter that satisfies the applicable rules and regulations of the SEC and the Nasdaq Listing Rules, which are available on our website at www.airbnb.com.

Audit, Risk and Compliance Committee

Our audit, risk and compliance committee oversees our corporate accounting and financial reporting process as well as reviews our risk management and exposures. Among other matters, the audit, risk and compliance committee:

•	appoints and oversees our independent registered public accounting firm;

•	evaluates the independent registered public accounting firm’s qualifications, independence, and performance;

•	determines the engagement, compensation, and retention of the independent registered public accounting firm;

•	reviews and approves the scope of the annual audit and pre-approves the audit and non-audit fees and services;

•	reviews and discusses the design, implementation, adequacy and effectiveness of internal control over financial reporting with management and the independent registered public accounting firm;

•

the chair of the audit, risk and compliance committee reviews and approves all related party transactions on an ongoing basis and all such approved transactions must be ratified by the audit, risk and compliance committee during the meetings held at least once during each fiscal quarter;

•	reviews procedures for the receipt, retention, and treatment of any complaints received by us regarding accounting, internal accounting controls, or auditing matters;

•	discusses with management and the independent registered public accounting firm the results of the annual audit and the review of our quarterly financial statements;

•	approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services;

•	discusses with management on a periodic basis, or as appropriate, policies and procedures with respect to risk assessment and risk management;

•

establishes processes with respect to risk assessment, risk management and risk oversight, including responsibility for oversight of risks and exposures associated with financial matters, particularly financial reporting, tax, accounting, disclosure, internal control over financial reporting, investment guidelines and credit and liquidity matters, programs, plans and policies relating to legal and regulatory compliance and strategy, and operational infrastructure, particularly reliability, business continuity, capacity, security, and data privacy, including cybersecurity;

•

is responsible for reviewing our financial statements and our management’s discussion and analysis of financial condition and results of operations to be included in our annual and quarterly reports, including the audit, risk and compliance committee report for inclusion in the annual proxy statements, to be filed with the SEC;

•	reviews earnings press releases, as well as financial information and earnings guidance;

•

reviews reports regarding ethics and compliance matters and volumes and trends related thereto and reports to the board of directors periodically with respect to significant matters received through the ethics helpline and any related investigations and requests any additional information from our Chief Legal Officer or Chief Ethics Officer;

•	reviews the appointment of our internal auditor and oversees our internal audit department;

•	reviews and discusses with management and the independent registered public accounting firm critical accounting policies;

•	reviews the chief executive officer and chief financial officer disclosure and certifications under Section 302 and 906 of the Sarbanes-Oxley Act;

•	reviews, evaluates and recommends to our board of directors, if appropriate, any contemplated waivers of provisions of the code of ethics involving our executive officers and directors; and

•	reviews the audit, risk and compliance committee charter and the audit, risk and compliance committee’s performance on an annual basis.

Our audit, risk and compliance committee consists of Messrs. Jordan and Lin and Ms. Mather. Our board of directors has determined that all members are independent under the Nasdaq Listing Rules and Rule 10A-3(b)(1) of the Exchange Act. The chair of our audit, risk and compliance committee is Ms. Mather. Our board of directors has determined that Ms. Mather is an audit committee financial expert as such term is currently defined in Item 407(d)(5) of Regulation S-K. Our board of directors has also determined that each member of our audit, risk and compliance committee can read and understand fundamental consolidated financial statements, in accordance with applicable requirements.

Prior to our initial public offering, our audit committee met six times during 2020. The audit, risk and compliance committee was established in connection with our initial public offering, which closed in December 2020, and did not meet during 2020.

Leadership Development, Belonging and Compensation Committee

Our leadership development, belonging and compensation committee oversees policies relating to the compensation and benefits of our executive officers and directors, and reviews policies, programs, and initiatives focusing on leadership development and belonging. Among other matters, the leadership development, belonging and compensation committee:

•

reviews and approves the corporate goals and objectives relevant to compensation of our Chief Executive Officer, evaluates the performance of our Chief Executive Officer in light of these goals and objectives and, based upon this evaluation (either alone or, if directed by the board of directors, in conjunction with a majority of the independent directors), approves our Chief Executive Officer’s compensation;

•	reviews and sets or makes recommendations to the board of directors regarding the compensation of our executive officers other than our Chief Executive Officer;

•	reviews and makes recommendations to the board of directors regarding director compensation;

•	reviews and approves or makes recommendations to our board of directors regarding our incentive compensation plans and arrangements, retirement plans, and equity-based plans;

•	reviews and discusses with management the Compensation Discussion and Analysis in our annual report on Form 10-K;

•

reviews and discusses annually with management and our board of directors our compensation philosophy and practices, including executive and employee incentive compensation plans and arrangements, to determine whether they are aligned with our goal of serving all stakeholders over the long term;

•	reviews and discusses annually with management the risks arising from our compensation philosophy and practices to determine whether they encourage excessive risk-taking;

•	reviews policies, programs, and initiatives focusing on leadership development and belonging; and

•	reviews the leadership development, belonging and compensation committee charter and the leadership development, belonging and compensation committee’s performance on an annual basis.

Our leadership development, belonging and compensation committee consists of Ms. Ahrendts and Messrs. Chenault and Lin. Our board of directors has determined that all members are independent under the Nasdaq Listing Rules and are “non-employee directors” as defined in Rule 16b-3 promulgated under the Exchange Act. The chair of our leadership development, belonging and compensation committee is Mr. Lin.

The leadership development, belonging and compensation committee was established in connection with our initial public offering, which closed in December 2020, and did not meet during 2020.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee is responsible for making recommendations to our board of directors regarding candidates for directorships and the size and composition of our board of directors. In addition, the nominating and corporate governance committee is responsible for overseeing our corporate governance policies and making recommendations to our board of directors concerning governance matters. Among other matters, the nominating and corporate governance committee:

•	reviews and makes recommendations to our board of directors regarding director independence determinations;

•	reviews, evaluates, and, as applicable, proposes and approves, stockholder recommended nominees for election to our board of directors;

•	reviews annually the nominating and corporate governance committee structure and membership;

•	oversees the annual self-evaluations of our board of directors and management;

•	reviews and makes recommendations to our board of directors regarding Section 16 officer determinations; and

•	reviews the nominating and corporate governance committee charter and the nominating and corporate governance committee’s performance on an annual basis.

Our nominating and corporate governance committee consists of Messrs. Chenault and Jordan and Ms. Mather. Our board of directors has determined that all members of the nominating and corporate governance committee are independent under the Nasdaq Listing Rules. The chair of our nominating and corporate governance committee is Mr. Jordan.

The nominating and corporate governance committee was established in connection with our initial public offering, which closed in December 2020, and did not meet during 2020.

Stakeholder Committee

The purpose of the stakeholder committee is to assist our board of directors in considering and monitoring the interests of our key stakeholders, which include guests, hosts, the communities in which we operate, employees, and shareholders. Among other matters, the stakeholder committee:

•	engages with management regarding our stakeholders;

•	reviews our progress and performance with respect to our principles for serving our stakeholders;

•	advises management and the board regarding initiatives or matters pertaining to our stakeholders;

•	reviews our stakeholder principles and recommends to the board any changes the committee deems appropriate;

•	engages with our stakeholders from time to time;

•	advises the board regarding administration of the Host Endowment Fund;

•	provides advice, reports, and recommendations to the board regarding these matters; and

•	reviews the stakeholder committee charter and the stakeholder committee’s composition and performance on a periodic basis.

Our stakeholder committee is advisory in nature. It consists of Messrs. Blecharczyk, Chesky, and Gebbia and Mmes. Ahrendts and Johnson. The chair of our stakeholder committee is Ms. Johnson.

The stakeholder committee was formally established in November 2020 in connection with our initial public offering.

Identifying and Evaluating Director Nominees

Our nominating and corporate governance committee is responsible for identifying individuals qualified to become members of our board of directors and ensuring that our board of directors has the requisite expertise and that its membership consists of persons with sufficiently diverse and independent backgrounds. Our nominating and corporate governance committee, in recommending director candidates for election to our board of directors, and our board of directors, in nominating director candidates, is expected to consider candidates who have a high level of personal and professional integrity, strong ethics and values, and the ability to make mature business judgments. In evaluating director candidates, our nominating and corporate governance committee and the board of directors may also consider the following criteria as well as any other factor that they deem to be relevant:

•	the candidate’s experience in corporate management, such as serving as an officer or former officer of a publicly held company;

•	the candidate’s experience as a board member of another publicly held company;

•	the candidate’s professional and academic experience relevant to our company’s industry;

•	the strength of the candidate’s leadership skills;

•	the candidate’s experience in finance and accounting and/or executive compensation practices;

•	whether the candidate has the time required for preparation, participation, and attendance at meetings of our board of directors and committee meetings, if applicable; and

•	the candidate’s background, gender, age, and ethnicity.

Other than the foregoing, there are no stated minimum criteria for director nominees, although our nominating and corporate governance committee may also consider such other factors as it may deem, from time to time, are in our and our stockholders’ best interests. Our board of directors evaluates each individual in the context of the board of directors as a whole, with the objective of assembling a group that can best maximize the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas. Although the nominating and corporate governance committee may consider whether nominees assist in achieving a mix of board members that represents a diversity of background and experience, which is not only limited to race, gender or national origin, we have no formal policy regarding board diversity.

Stockholders may recommend individuals to our nominating and corporate governance committee for consideration as potential director candidates by submitting the names of the recommended individuals, together with appropriate biographical information and background materials, to the Nominating and Corporate Governance Committee, c/o Airbnb, Inc., 888 Brannan Street, San Francisco, California 94103. In the event there is a vacancy, and assuming that appropriate biographical and background material has been provided on a timely basis, our nominating and corporate governance committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.

Nominating Agreement

We and Messrs. Blecharczyk, Chesky, and Gebbia, referred to in this proxy statement as our founders, have entered into a Nominating Agreement, dated November 27, 2020 (“Nominating Agreement”), under which we and the founders are required, upon the terms set forth in the Nominating Agreement, to (i) include our founders in the slate of nominees nominated by our board of directors for the applicable class of directors for election by our stockholders, and (ii) include such nomination of our founders in our proxy statement. In addition, we must use reasonable efforts to, and the founders must take all necessary action to, recommend in favor of each founder’s election as a director, and to solicit proxies or consents in favor of their election. The obligations with respect to each founder will terminate upon the earliest to occur of (1) such founder’s resignation from our board of directors, (2) such founder’s death or disability, (3) such founder’s removal from our board of directors for cause, (4) the expiration of such founder’s term if such founder has given notice of his intention not to stand for re-election, and (5) the date upon which the number of shares of our common stock beneficially owned by such founder falls below ten percent of the number of shares of common stock beneficially owned by such founder as of September 30, 2020. The Nominating Agreement will remain in effect until the earliest of (a) the date on which our and the founders’ obligations have terminated with respect to all of the founders, (b) the time at which all outstanding shares of Class B common stock automatically convert to Class A common stock, and (c) immediately prior to a change of control. The conversion of our Class B common stock to Class A common stock is provided for in our restated certificate of incorporation.

Founder Voting Agreement

Our founders have entered into a Voting Agreement, dated December 4, 2020 (“Founder Voting Agreement”), under which each founder and his affiliated and certain other entities have agreed, upon the terms set forth in the Voting Agreement, to vote their shares for the election of each founder to our board of directors, and to vote against their removal. Pursuant to the Founder Voting Agreement, each founder granted a voting proxy to the other founders to vote such shares in the manner described in the preceding sentence to be effective upon death or disability, and if there are two remaining founders who are not disabled, such voting proxy will be apportioned between such founders based on their relative voting power. The Founder Voting Agreement will be in effect until: (i) with respect to each founder, upon the conversion of such founder’s shares to Class A common stock in connection with his death or disability (which will occur automatically upon the nine month anniversary of any such death or disability), and (ii) with respect to all founders, the time at which all outstanding shares of Class B common stock automatically convert to Class A common stock. The conversion of our Class B common stock to Class A common stock is provided for in our restated certificate of incorporation.

Leadership Development, Belonging and Compensation Committee Interlocks and Insider Participation

During 2020, Ms. Ahrendts and Messrs. Chenault and Lin served as members of our leadership development, belonging and compensation committee. None of the members of the leadership development, belonging and compensation committee is currently, or has been at any time, one of our executive officers or employees. None of our executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or on our leadership development, belonging and compensation committee.

Airbnb Code of Ethics and Related Policies

We have adopted a written code of ethics that applies to all of our directors, officers, and employees, including those officers responsible for financial reporting. The full text of our code of ethics is posted on our website at https://investors.airbnb.com under “Governance”. Any substantive amendment to, or waiver of, a provision of the code of ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions will be disclosed on our website. Information contained on, or that can be accessed through, our website does not constitute part of this proxy statement.

In addition to our code of ethics, we currently maintain the following related policies: conflict of interest policy; whistleblower policy; anti-bribery and corruption policy; insider trading policy; and global harassment, bullying, discrimination  & retaliation prevention policy.

Data Protection and Privacy

We take a variety of technical and organizational security measures and other procedures and protocols to protect data, including data pertaining to hosts, guests, employees, and other users. Our privacy principles and the full text of our privacy policy are available on our website at www.airbnb.com. Information contained on, or that can be accessed through, our website does not constitute part of this proxy statement.

Company Policies Regarding Hedging and Pledging

Executive officers, members of the board of directors, employees and independent contractors may not directly or indirectly engage in transactions intended to hedge or offset the market value of Airbnb stock owned by them. In addition, pledging of Airbnb stock by executive officers and members of the board of directors as collateral for loans and investments is prohibited absent approval by the board of directors and in no event shall such pledge exceed 5% of the outstanding shares of company securities held by such officer or director and such loan exceed an aggregate amount of $30 million. In addition, in no event may any pledge occur before the 18-month anniversary of the closing of our initial public offering.

Communications with our Board of Directors

Stockholders wishing to communicate with our board of directors should send correspondence to the attention of our Secretary, Airbnb, Inc., 888 Brannan Street, San Francisco, CA 94103, and should include with the correspondence evidence that the sender of the communication is one of our stockholders. Satisfactory evidence would include, for example, contemporaneous correspondence from a brokerage firm indicating the identity of the stockholder and the number of shares held. Our Secretary or Assistant Secretary will review correspondence confirmed to be from stockholders in conjunction with the Chairperson of the board of directors, who will decide whether or not to forward the correspondence or a summary of the correspondence to the full board of directors or a committee thereof. Our Secretary or Assistant Secretary and the Chairperson of our board of directors will review all stockholder correspondence, but the decision to relay that correspondence to the full board of directors or a committee thereof will rest entirely within the discretion of the Chairperson.

Our Executive Officers

The following table sets forth the names, ages and positions of our current executive officers as of April 23, 2021:

Name	Age	Position

Brian Chesky*	39	Chief Executive Officer, Head of Community, Co-Founder, and Chairman of the Board

Joseph Gebbia*	39	Chairman of Samara and Airbnb.org, Co-Founder, and Director

Nathan Blecharczyk*	37	Chief Strategy Officer, Chairman of Airbnb China, Co-Founder, and Director

Dave Stephenson	53	Chief Financial Officer

Aristotle Balogh	56	Chief Technology Officer

Catherine Powell	53	Global Head of Hosting

* Messrs. Chesky, Gebbia and Blecharczyk are members of our board of directors. See “Proposal No. 1—Election of Directors—Director Biographies” for more information about Messrs. Chesky, Gebbia and Blecharczyk.

Dave Stephenson. Mr. Stephenson has served as our Chief Financial Officer since January 2019. Prior to joining Airbnb, Mr. Stephenson spent 17 years at Amazon.com, Inc. (“Amazon”), a publicly-held global technology company, where he was most recently Vice President and Chief Financial Officer of their Worldwide Consumer Organization from June 2015 to December 2018. Before that, from September 2013 to June 2015, Mr. Stephenson was the Chief Financial Officer of Amazon’s International Consumer business and led finance across many areas of the company. Mr. Stephenson served as President and Chief Financial Officer of Big Fish Games, Inc., a gaming company, from September 2011 to September 2013. Mr. Stephenson received a Bachelor of Science in Industrial and Management Engineering from Montana State University and a Master of Business Administration from the University of Iowa.

Aristotle Balogh. Mr. Balogh has served as our Chief Technology Officer since November 2018. Prior to joining Airbnb, Mr. Balogh was Vice President of Engineering at Alphabet Inc. (formerly known as Google, Inc.), a publicly-held global technology company, from June 2011 to November 2018, where he was most notably responsible for the data and serving systems behind Google Search. Prior to that, from February 2008 to July 2010, Mr. Balogh served as Executive Vice President and Chief Technology Officer of Yahoo! Inc., a digital information platform. Mr. Balogh received a Bachelor of Science in Electrical Engineering and Computer Science and a Master of Science in Engineering in Electrical and Computer Engineering from Johns Hopkins University.

Catherine Powell. Ms. Powell has served as our Global Head of Hosting since July 2020 and previously served as our Head of Experiences since January 2020. Prior to joining Airbnb, Ms. Powell spent 15 years at the Walt Disney Company (“Disney”) where she held multiple roles from June 2004 to December 2019, including President, Disney Park Western Region from March 2018 to December 2019 and Présidente, Disneyland Paris from July 2016 to December 2018. Prior to joining Disney, Ms. Powell worked for BBC Worldwide in various roles from January 1997 to June 2004. Ms. Powell received a Master in Arts in Philosophy, Politics, Economics from Oxford University.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This section explains the guiding principles and practices upon which our executive compensation program is based and the compensation paid to our “named executive officers” in 2020.

For 2020, our named executive officers were:

•	Brian Chesky, Co-Founder and Chief Executive Officer;

•	Dave Stephenson, Chief Financial Officer;

•	Joe Gebbia, Co-Founder, Chairman of Samara and Airbnb.org;

•	Nate Blecharczyk, Co-Founder, Chief Strategy Officer, Chairman of Airbnb China; and

•	Catherine Powell, Global Head of Hosting.

Ms. Powell joined the Company effective January  29, 2020.

Executive Summary

Business Context

2020 was a year when nearly everything changed—the way we live, the way we work, and the way we travel. We changed as well. We started the year preparing for our initial public offering, only to put it on hold as the world went into lockdown and global travel came to a standstill.

COVID-19 had a severe impact on the travel industry and our business in 2020. When borders closed and travel stopped, our business declined by nearly 80% (on a gross bookings value basis, prior to cancellations and alterations). However, our asset-light business model proved to be resilient and inherently adaptable.

After months of being stuck inside their homes, people were yearning to connect with their loved ones in a safe way. They decided to get in their cars and visit places nearby, often staying in small towns and rural communities. Because we have millions of Hosts who offer nearly all types of homes and experiences around the world, we were able to adapt to the new use cases guests wanted—from working remotely from another home, to taking extended trips with family and friends.

Our business started to recover faster than anyone expected. With millions of guests booking stays closer to home, domestic travel quickly rebounded on Airbnb worldwide. The speed and scale of our recovery in 2020 shows that as the world changes, our model is able to adapt.

We made many difficult decisions, including reducing the size of our workforce during 2020. We also made a number of changes to our executive compensation program, as summarized more below. Through it all, we stayed true to our core principles and became a stronger company as a result.

Executive Compensation Highlights

In advance of our initial public offering in December 2020, we established a set of guiding principles for our compensation program, intended to ensure a strong link to our strategy and culture. These principles guided the decisions that were made in 2020, as summarized below. Please see the “ -Executive Compensation Philosophy and Objectives” subsection below for more detail.

•	No changes to annual base salaries for our named executive officers for 2020.

•

In response to COVID-19, Messrs. Chesky, Gebbia and Blecharczyk declined any salary, and salaries for our other named executive officers were voluntarily reduced by 50%, in each case, for a six-month period beginning April 1, 2020.

•

In early 2020, we developed a short-term incentive design structure that would more comprehensively and directly reflect our most critical stakeholder priorities. The program was set to include multiple metrics tied to each of our five stakeholders: hosts, guests, communities, employees, and shareholders. However, due to the outbreak of COVID-19, we suspended the bonus program for the first half of 2020 for all employees, including our named executive officers.

•

We resumed the bonus program in the second half of 2020 in line with the recovery of our business and consistent with our compensation philosophy. The bonus program was split into quarterly performance periods for Q3 and Q4 in response to the continued business uncertainty. Payouts were based on performance against our core stakeholder priorities, as well as in the context of business trajectory and affordability. As a result of strong performance and recovery in our core businesses, our board of directors determined full target payouts were earned for these two quarters, resulting in bonus payouts equal to 50% of target for the full year.

•

We continued to emphasize equity compensation for our named executive officers, which we believe demonstrates a longer-term, ownership orientation. Due to COVID-19, we delayed our annual equity grants to executives from March 2020 to July 2020. Because of the delay, we granted equity awards in July using the fair market value of our common stock on the date they otherwise would have been granted in March to align with the grants delivered to our broader population of employees. See “Equity Compensation” section for more detail.

•

In preparing for the initial public offering of our common stock, in November 2020, our board of directors awarded equity grants to our founders, who had not received equity awards since 2014. As described in more detail below, the award to Mr. Chesky was a performance-based RSU award that may be earned, if at all, based on our stock price exceeding progressively higher stock price hurdles over a 10-year period, as discussed in more detail below. The awards to Mr. Gebbia and Mr. Blecharczyk were a mix of RSUs and options, intended to provide a meaningful incentive for their continued leadership of our company.

CEO Compensation

In November 2020, our board of directors, in consultation with its compensation consultant, Semler Brossy Consulting Group (“Semler Brossy”), designed a new compensation program for Mr. Chesky, whom it considered critical to retain and incentivize in light of his sustained and unparalleled leadership since the inception of Airbnb. Under the new program, the board of directors reduced Mr. Chesky’s base salary from $110,000 to $1 and set his target bonus at $0, per Mr. Chesky’s preference. In addition, the board of directors granted Mr. Chesky a multi-year equity award comprised of 12 million RSUs (the “Multi-Year Award”).

CEO Compensation Design Objectives:

•	Align with our vision of a 21st century company that is committed to the long-term interests of all stakeholders.

•	Provide flexibility to the changing needs and priorities of our business and stakeholders.

•	Require high levels of performance to achieve meaningful value while not encouraging short-term gains through risk-taking.

•	Incentivize long term performance beyond typical market pay constructs.

•	Promote transparency with simple design and full disclosure.

•	Implement a structure that is equitable and justifiable to Mr. Chesky and all of our stakeholders.

Commitment to Stakeholders

In designing the compensation program for Mr. Chesky, our board of directors was cognizant of Mr. Chesky’s intention to contribute shares of our common stock worth over $100 million to support the Host Endowment Fund and to donate the net proceeds from the Multi-Year Award to community, philanthropic and charitable causes.

Calibration Against Competitive Market

Our board of directors intended for the Multi-Year Award to be the exclusive equity award that Mr. Chesky receives through the 10th anniversary of the date of grant. The size of the Multi-Year Award, which has a grant-date fair value of approximately $120.0 million and implied yearly earnings potential of approximately $12.0 million per year over the ten years the Multi-Year Award is eligible to vest, was determined in consideration of the median annualized long-term incentive values from the most recent competitive peer group study of approximately $19 million per year. As noted above, Mr. Chesky intends to donate the net proceeds from this award to community, philanthropic and charitable causes.

Significant Stretch Hurdles

The Multi-Year Award is structured so that meaningful value may only be realized upon the achievement of sustained and significant high-performance levels. The award is divided into ten tranches that are eligible to vest based on the achievement of stock price goals measured based on the average of our stock price over a 60 trading day trailing average during the performance period. Each tranche will vest on the later of the applicable Vesting Eligibility Date set forth in the table below, or, starting on the first anniversary of the date of grant, the date such average stock price exceeds the stock price hurdle, subject to Mr. Chesky’s continued employment as our chief executive officer.

Tranche	Vesting Eligibility Date	Number of RSUs	Stock Price Hurdle	Implied Market Value at Hurdle Price ($B)
1	November 10, 2021	1,200,000	$125.00	$75
2	November 10, 2022	1,200,000	$165.00	$99
3	November 10, 2023	1,200,000	$205.00	$123
4	November 10, 2024	1,200,000	$245.00	$147
5	November 10, 2025	1,200,000	$285.00	$171
6	November 10, 2026	1,200,000	$325.00	$195
7	November 10, 2027	1,200,000	$365.00	$219
8	November 10, 2028	1,200,000	$405.00	$243
9	November 10, 2029	1,200,000	$445.00	$267
10	November 10, 2030	1,200,000	$485.00	$291

Focus on Sustained Results

As described above, the Multi-Year Award will only vest, if at all, in the event the price of our Class A common stock reaches a 60-day average that exceeds the stock price hurdles stated above, over a period of ten years, subject to Mr. Chesky’s continued employment as our chief executive officer. Other than an amount necessary to cover taxes, shares underlying the RSUs will not be issued until two years after the RSUs vest. Any RSUs subject to the Multi-Year Award that have not vested by the tenth anniversary of the grant date will be forfeited.

Treatment upon Termination or Acquisition

In the event of Mr. Chesky’s employment is terminated by the company without “cause” or by him for “good reason,” (each as defined in Mr. Chesky’s offer letter), the Multi-Year Award will remain outstanding and eligible to vest for six months following the date of termination. In addition, in the event of an acquisition of the company, stock price performance for purposes of the Multi-Year Award will be measured based on the price per share to be received by securityholders in connection with the acquisition, using linear interpolation if the price is between tranches, and any amount for which the stock price hurdle has not been met will be forfeited. If assumed by the acquirer, any tranches, or portion of a tranche, for which the stock price hurdle has been met will remain eligible to vest subject to Mr. Chesky’s continued service to the company or the acquirer, provided that any tranches for which the stock price hurdle has been met will vest in full upon Mr. Chesky’s termination without cause or resignation for good reason within 12 months following the acquisition. If not assumed by an acquirer, vesting would be accelerated for any tranches for which the stock price hurdle has been met.

Executive Compensation Philosophy and Objectives

We believe that for us to be successful we must hire and retain executives that can continue to drive global growth in our business, operate with a holistic perspective in the service of all stakeholders, and create a highly creative, inclusive environment. Our executive compensation programs are designed to motivate, reward, attract, and retain high-caliber leaders and seek to align compensation with our stakeholder priorities and company performance. In 2020, our board of directors engaged Semler Brossy to formalize a set of principles to guide our compensation program design and decisions, summarized as follows:

•

Long-term alignment. Performance measurement, incentive goals, and individual performance assessments all clearly align with and support our long-term vision and alignment with stakeholders. They encourage a long-term timeframe, while acknowledging the competitive talent market realities.

•

Ownership. We believe in the power of an owner’s mindset. Compensation programs encourage employees and executives to think and act like owners of their work and careers, their responsibility to all stakeholders, and Airbnb.

•

Alignment across stakeholders. Our program design strives to balance interests and ensure alignment across all stakeholders. We are committed to directly tying short-term cash incentives to our performance against near-term stakeholder priorities. We believe this approach will lead to sustained value for all stakeholders over the long term.

•

Performance culture. Our pay programs support a culture of accountability and performance through the use of stretch company-based metrics in the short-term cash incentive plan and differentiated annual equity awards based on executive performance and contribution.

•	Pay equity. We are committed to the principle of pay equity and seek to be a leader on this front.

•

Competitiveness. We are fortunate to have a mission that is attractive to a talented and diverse array of leaders. We want executives to come and stay with Airbnb because of our mission. However, we recognize that compensation needs to be compelling and competitive to attract and retain the talent necessary to meet our objectives.

•

Transparency. We will continue to provide a level of clarity and transparency about our compensation programs, frameworks and outcomes that reinforces our commitment to pay equity, empowers our employees, and fosters belonging.

Compensation and Governance Practices

We have established a number of policies and practices, listed below, to align the program with these principles and establish strong compensation governance:

What We Do

Practice	Description
Link Between Pay and Stakeholder Priorities

Performance measures for our bonus plan extend beyond traditional financial and operational goals. We directly tie pay outcomes to our most critical priorities, with the objective of creating alignment and accountability to all stakeholders.

Consistent with a long-term commitment to all stakeholders, Mr. Chesky intends to donate the net proceeds from his Multi-Year Award to community, philanthropic and charitable causes.

Emphasis on Equity-Based Compensation

We believe that sustained, long-term stock price performance requires that we effectively serve all stakeholders. As such, we seek to prioritize equity-based compensation and provide a significant portion of compensation in the form of stock options and RSUs. In addition, the direct compensation provided to Mr. Chesky is entirely equity-based.

Longer-Term Delivery

Equity compensation is structured to vest over a minimum period of four years, subject to limited exceptions. Stock options have a maximum 10-year term.

The Multi-Year Award for Mr. Chesky may vest over a 10-year performance period and the underlying shares are not delivered until two years following vesting.

Independent Compensation Consultant	Our board of directors engages an independent compensation consulting firm that provides us with no other services.

Clawback Policy

We have adopted a clawback policy that would allow us to recover cash incentives, equity awards or other compensation in the event of certain acts of misconduct by employees covered by the policy, including our executive officers.

Stock Ownership Policy

We have adopted a stock ownership policy that requires our CEO to hold shares of company common stock equal to ten times his base salary and each of our other executive officers to hold shares of company common stock equal to five times their base salary. Our policy also includes holding requirements if the minimum level of ownership is not met.

What We Don’t Do

Practice	Description
No Hedging of Company Stock; Pledging of Company Stock Restricted

Executive officers, members of the board of directors, employees and independent contractors may not directly or indirectly engage in transactions intended to hedge or offset the market value of Airbnb stock owned by them. In addition, pledging of Airbnb stock by executive officers and members of the board of directors as collateral for loans and investments is prohibited absent approval by the board of directors and in no event shall any such pledge exceed 5% of the outstanding shares of company securities held by such officer or director or such loan exceed an aggregate amount of $30 million. In addition, in no event may any pledge occur before the 18-month anniversary of the closing of our initial public offering.

No Tax Gross-ups

We do not provide tax gross-ups to our executive officers, other than nominal amounts provided to all employees in connection with Airbnb travel credits or in limited circumstances, such as in connection with relocations.

No “Single Trigger” Change in Control Provisions	Equity awards do not accelerate in connection with a change in control, unless the awards are not assumed or substituted.

No Special Benefit Plans for Executives	We do not have any special benefit or retirement plans that are exclusive to the executive population.

No Excessive Perquisites	We do not provide excessive perquisites for executives.

Determination of Compensation

Role of the board of directors and leadership development, belonging and compensation committee. Historically, our board of directors has been responsible for overseeing all aspects of our executive compensation programs, including executive salaries, payouts under our semi-annual bonus plan, the size and structure of equity awards, and any executive perquisites. The board of directors also discusses and makes decisions with regards to our Chief Executive Officer’s compensation. Following our initial public offering in December 2020, the leadership development, belonging and compensation committee (the “LDBCC”) oversees our executive compensation program, and our board of directors is responsible for determining the compensation of our Chief Executive Officer based on the evaluation and recommendation of the LDBCC.

Role of compensation consultant. The LDBCC has, and prior to our initial public offering, the board of directors had, the authority to engage its own advisors to assist in carrying out its responsibilities. In 2020, Semler Brossy provided guidance regarding the amount and types of compensation that we provide to our executives, how our compensation practices compare to the compensation practices of other companies, including with respect to a peer group of companies developed in consultation with Semler Brossy, and other compensation-related matters. Semler Brossy reports directly to the LDBCC, and prior to our initial public offering, reported to our board of directors, although Semler Brossy may meet with members of management for the purposes of gathering information on proposals that management may make to the board of directors. Semler Brossy does not provide any services to us other than the services relating to executive and director compensation.

Role of management. In setting compensation for 2020, our Chief Executive Officer and Vice President of Global Employee Experience worked closely with the board of directors in managing our executive compensation program and attended board of directors meetings. Our Chief Executive Officer made recommendations to the board of directors regarding compensation for our executive officers (other than himself) because of his daily involvement with our executive team. No executive officer participated directly in the final deliberations or determinations regarding their own compensation package.

Use of comparative market data. For 2020, the board of directors assessed the competitiveness of each element of the executive officers’ total direct compensation, against the executive pay peer group, as discussed below.

While the board of directors did not establish compensation levels solely based on a review of competitive data, it believes such data is a meaningful input to our compensation policies and practices in order to attract and retain qualified executive officers. The board of directors also considered a number of other factors, including: company performance relative to our stakeholder priorities, each executive’s impact and criticality to our strategy and mission, relative scope of responsibility and potential, individual performance and demonstrated leadership, and internal equity pay considerations.

In developing this peer group, the board of directors took into account a number of factors, including:

•	Actual experience in the talent market (companies from which we source and to which we potentially lose executive talent);

•	Scale and complexity (using revenue and valuation);

•	Geography (preference for companies with significant presence in the San Francisco Bay Area); and

•

Company business characteristics (for example, comparably sized high-growth technology companies, technology-oriented gig economy companies, marketplace platforms, global operations, and other high growth indicators).

After considering the above factors, our board of directors used the following primary peer group for 2020 compensation decisions:

Primary Peer Group for 2020 Pay Decisions
Adobe	Salesforce
eBay	ServiceNow
Expedia Group	Slack Technologies
Intuit	Square
Lyft	Twitter
Netflix	Uber
PayPal Holdings	Workday
Pinterest	Zoom Video Communications

The 2020 peer group reflected the following changes from our 2019 peer group, which were aimed at ensuring the group continued to reflect the broader talent market and the evolving competitive landscape:

•	Added: Netflix, Uber, Lyft, ServiceNow, Pinterest, Slack and Zoom Video Communications

•	Removed: Box, VMWare and Yelp

As a secondary reference, the board of directors also reviewed a broader peer group that includes the primary peers above in addition to Alphabet, Amazon, Apple, Facebook, and Microsoft. These five technology bellwether companies are clear and demonstrated talent competitors and we believe it is important to also review their compensation practices. However, the board of directors did not include these five companies in the primary peer group given their outsized scale.

For 2021 pay decisions, our compensation consultants presented to our LDBCC a revised compensation peer group. This peer group included the following changes aimed at ensuring the group continued to reflect the broader talent market and the evolving competitive landscape:

•	Added: DoorDash and Booking Holdings

•	Removed: Slack Technologies

The LDBCC will also continue to review a broader peer group that includes Alphabet, Amazon, Apple, Facebook and Microsoft based on their role as competitors for talent.

Elements of Our Executive Compensation Program

The primary elements of our named executive officers’ compensation and a brief description of each are:

Element	Description
Base Salary	Base salary attracts and retains talented executives, recognizes individual roles and responsibilities and provides stable income.
Semi-Annual Performance-Based Incentive Compensation	Semi-annual performance bonuses directly tied pay to key strategic priorities, which we believe will lead to sustained value for all stakeholders over the long term.
Equity-Based Long-Term Incentive Compensation

Equity compensation, provided in the form of stock options and RSUs, reinforces the importance of a long-term, ownership orientation, creates alignment with our stakeholders, and promotes retention. Equity-based compensation is the most significant portion of compensation for our executives.

In addition, our named executive officers are eligible to participate in our health and welfare programs and our 401(k) plan on the same basis as our other employees. We also provide certain limited severance benefits, limited perquisites, and other benefits, which aid in attracting and retaining executive talent. Each of these elements of compensation for 2020 is described further below.

Base Salary

The base salary of each named executive officer, other than Mr. Chesky, is intended to align with the scope and complexity of their roles, their relative capabilities, and competitive market realities. Historically, our board of directors has reviewed, and going forward, the LDBCC will review, the base salaries of our executive officers annually and may adjust them to reflect market conditions or other factors.

At the beginning of 2020, it was determined by the board of directors to not increase the base salaries for our continuing named executive officers. Ms. Powell’s base salary was established in connection with her commencement of employment in 2020 and reflected arms’ length negotiations with her and the consideration of competitive market data by our board of directors. The base salaries of our named executive officers were set as follows:

Named Executive Officer	Q1 2020 Base Salary ($)
Brian Chesky	110,000
Dave Stephenson	600,000
Joe Gebbia	400,000
Nate Blecharczyk	400,000
Catherine Powell	600,000

In response to the challenges to our business resulting from the COVID-19 pandemic in 2020, Messrs. Chesky, Gebbia and Blecharczyk declined any salary, and the salaries for our other named executive officers were voluntarily reduced by 50%, effective April 1, 2020 through September 30, 2020.

As discussed in the ‘Founder Compensation Changes’ section above, Mr. Chesky requested, and the board of directors approved, a base salary of $1 per year upon the approval of the Multi-Year Award in November 2020.

Cash Incentive Compensation

Approach to Short-Term Cash Incentives

Airbnb’s short-term cash incentive plan (the “Bonus Plan”) has been designed to attract and retain key talent and reward executives based on performance against key strategic priorities. Our philosophy is to cover performance beyond company financial performance and include broader operational priorities.

For 2020, upon Mr. Chesky’s request and in light of his holdings of our common stock, our board of directors determined that Mr. Chesky would not participate in the Bonus Plan, and it is intended that he will not be a participant in the Bonus Plan going forward. All of our other named executive officers participated in the Bonus Plan.

Target bonus levels remained the same for Messrs. Stephenson, Gebbia and Blecharczyk in 2020 as compared to 2019. Ms. Powell’s target bonus was established in connection with her commencement of employment in January 2020 and reflected arms’ length negotiations with her and the consideration of competitive market data by our board of directors. The 2020 target bonuses for our named executive officers as a percentage of base salary were as follows:

Named Executive Officer	2020 Target Bonus as a Percentage of Base Salary (%)

Brian Chesky	N/A

Dave Stephenson	75

Joe Gebbia	60

Nate Blecharczyk	60

Catherine Powell	75

In early 2020, we developed a Bonus Plan structure that would more comprehensively and directly reflect our view of Airbnb as a 21st Century company and while uncommon, we think it better balances the interests of all our stakeholders than more traditional approaches. Over time, we believe it will deliver strong value to all stakeholders. However, due to the outbreak of COVID-19, we eliminated the Bonus Plan for all executives and employees for the first half of 2020.

We resumed the Bonus Plan in the second half of 2020 as the business started to stabilize. The board of directors determined to separate the program into distinct Q3 and Q4 performance periods due to the continued market uncertainty. The program was funded based on the board of directors’ assessment of continued recovery, financial performance, as well as performance against our core stakeholder priorities. Payouts under each of the performance periods were determined based on the product of: (i) 25% of the named executive officer’s annual base salary; (ii) his or her target annual bonus percentage; (iii) a company performance multiplier; and (iv) as applicable, a proration percentage reflecting the number of days the named executive officer was actively employed during the performance period.

Going forward, the company is committed to directly tying short-term cash incentive payouts to priorities across all stakeholders and ensuring strong alignment with our strategy and mission.

Q3 2020 Bonus Plan

Our business demonstrated strong performance in the second half of 2020, following the key strategic initiatives put in place during the first half of the year. Management exhibited strong execution in responding to the COVID crisis. In addition, there was strong achievement against stakeholder commitments including supporting communities. Following consideration of the foregoing achievements, as well as the broader contributions of our employees, including our executives, the board of directors determined to fund 100% for the Q3 plan.

Q4 2020 Bonus Plan

The Q4 2020 performance period measured objectives that the board of directors believed were clear drivers of company performance and align with our focus on continued long-term value creation for all of our stakeholders. The board of directors used the same structure for all bonus participants, including our participating named executive officers, to focus the company on a common set of performance objectives. Payouts for our named executive officers were based on our board of directors’ assessment of our strategic priorities and their relative importance for such performance period, taking into account relevant factors at the time, including then-current company strategy, performance and business environment.

Specifically, the board of directors considered three priority areas when determining payouts for the Q4 2020 bonus:

1.	Hosting is at the Center

2.	Financials

3.	Foundation

Together, the three priority areas demonstrate alignment with each of our five stakeholders: hosts, guests, communities, employees, and shareholders. While our board of directors did not establish specific performance goals at the beginning of Q4 2020 in light of the continued market uncertainty, it considered our specific achievements under each priority area during the quarter in assessing our overall achievement, as illustrated in the table below.

Company Priority	Examples of Achievements Considered	Weighting

Hosting is at the Center	• Launch of hotline for safety and urgent issues • Launch of host endowment and execution of Host Directed Share Program • Implementation of initiatives to improve host quality	30%

Financials	• Completion of our initial public offering • Business outperformance relative to internal revenue and EBITDA quarterly forecast	40%

Foundation	• Launch of community support technology enhancements • Launch of enhanced party restrictions • Improvements to infrastructure and hosting costs through integrated technology and operational processes	30%

As a result of such assessment, the board of directors approved a bonus payout of 100% of target for the Q4 bonus plan.

2020 Bonus Payout

Overall, due to the elimination of the first half bonuses for 2020, total bonus payouts for the full fiscal year for the named executive officers were paid out at 50% of the annualized targets, as set forth below.

Named Executive Officer	Target Annual Bonus ($)	Q1-Q2 Percentage Achievement (%)	Q3 Percentage Achievement (%)	Q4 Percentage Achievement (%)	Total 2020 Percentage Achievement (%)	2020 Bonus Payout ($)

Dave Stephenson	$450,000	0%	100%	100%	50%	$225,000

Joe Gebbia	$240,000	0%	100%	100%	50%	$120,000

Nate Blecharczyk	$240,000	0%	100%	100%	50%	$120,000

Catherine Powell	$450,000	0%	100%	100%	50%	$225,000

Hiring Bonus

In connection with her commencement of employment in 2020, Ms. Powell received a one-time cash hiring bonus in an aggregate amount of $400,000. 50% of the hiring bonus was paid following her employment commencement date, and 50% of her hiring bonus was paid in 2021 shortly after the first anniversary of her employment commencement date. In the event of Ms. Powell’s termination of employment for any reason other than by the company without Cause or her resignation for Good Reason (each, as defined in her offer letter) prior to January 29, 2021, Ms. Powell would have been obligated to repay a pro rata portion of the first installment of the hiring bonus, and in the event of her termination of employment for any reason other than by the company without Cause or his resignation for Good Reason prior to January 29, 2022, she will be obligated to repay a pro rata portion of the second installment of the hiring bonus.

Equity Compensation

Equity compensation reinforces the importance of a long-term, ownership orientation, creates alignment with our stakeholders, and promotes retention. Equity-based compensation is the most significant portion of compensation for our named executive officers.

We grant a mix of stock options and RSUs to our executives. For our ongoing annual awards, the named executive officers (other than Mr. Chesky) receive 50% stock options and 50% RSUs. Stock options only provide value to executives when the stock price increases. We believe that stock price growth will only happen in a meaningful and sustained way if we are successful in creating value across all of our core stakeholders. Their 10-year term further promotes a long-term orientation. Our stock options generally vest over four years, subject to continued service.

Our RSUs granted prior to our initial public offering generally have both service-based and liquidity-based vesting conditions. The service-based vesting period for these awards is typically four years with quarterly vesting over the four-year period, subject to continued service. The liquidity-based vesting condition was satisfied upon our initial public offering in December 2020. Going forward as a public company, the liquidity condition will no longer apply to new RSU awards.

2020 Equity Grants

Due to a number of factors, including the impact of COVID-19 and the expectation of our initial public offering, our equity grant approach was unique for 2020 and included the following:

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Annual equity awards were delayed from Q1 to Q3 due to uncertainty in the business following the emergence of COVID-19. Despite the delay, the size of the equity grants were determined using the fair market value of our common stock on the date the awards otherwise would have been granted in Q1 (resulting in smaller grants than would have been granted based on the fair market value of our common stock in Q3) and were subject to the same vesting schedules as would have applied if they had been granted in Q1. This approach was used to provide consistent treatment with the broader employee population that received equity awards in Q1.

•

The Company’s co-founders received awards outside of the annual grant cycle as we prepared to become a public company and to recognize that none of the co-founders had received an equity award since 2014.

•

Catherine Powell received a new-hire equity award in connection with her commencement of employment and an additional equity award to recognize her performance and significantly expanded responsibilities to lead hosting.

•	Dave Stephenson received a one-time RSU award in November 2020 to recognize his performance leading up to the initial public offering.

Dave Stephenson and Catherine Powell – 2020 Annual Equity Grants

In 2020, we granted Mr. Stephenson and Ms. Powell each an equity award. Ms. Powell was not initially eligible to receive an annual equity award; however, the board determined to also grant her an annual equity grant in order to reflect her strong performance and additional responsibilities to lead hosting. The size of such grants were set by our board of directors following consideration of a number factors set forth in the subsection titled “ — Determination of Compensation” above, as well as our Chief Executive Officer’s recommendations. The annual grants were delayed from March 2020 to July and August 2020, and grant sizes were determined based on the fair market value of our common stock on the date the grants would otherwise have been made in March to align with grants delivered to our broader population of employees, which was higher than the fair market value of our common stock in July. Specifically, while the fair market value of our stock at the time of grant was $35.81, the actual exercise price and conversion price was equal to the fair market value from March of $40.18. This resulted in smaller grants being made to our named executive officers when compared to the grant sizes that would have been awarded using our historical methodology.

On July 7, 2020, we granted 99,554, and 80,888 RSUs to Mr. Stephenson and Ms. Powell, respectively, that vest based on the satisfaction of both a service-based vesting condition and a liquidity-based vesting condition. The service-based vesting condition for the RSUs granted is satisfied as to 1/16th of the RSUs on each quarterly anniversary of February 25, 2020, subject to the executive’s continued service with us, and the liquidity-based vesting condition was satisfied in connection with our initial public offering. On August 8, 2020, we granted options to purchase 248,886 and 202,220 shares of our Class B common stock to Mr. Stephenson and Ms. Powell, respectively. The option awards have an exercise price of $40.18 and vest in 48 substantially equal monthly installments measured from February 25, 2020, in each case, subject to continued service through each applicable vesting date.

Dave Stephenson and Catherine Powell – Additional Equity Grants

We also granted Mr. Stephenson and Ms. Powell equity awards outside of the annual cycle. We granted Mr. Stephenson an award of 27,926 RSUs to recognize his performance leading up to the initial public offering in November 2020. The RSUs vest as to 1/16th of the total number of RSUs on each quarterly anniversary of November 25, 2020, subject to his continued service with us.

We granted Ms. Powell a new-hire equity award of 75,788 RSUs and an option to purchase 151,578 shares of our Class B common stock in February 2020 in connection with her commencement of employment in January 2020. The RSUs vest based on the satisfaction of both a service-based vesting condition and liquidity-based vesting condition. The service-based vesting condition for the RSUs was satisfied as to 1/4th of the RSUs on February 25, 2021, and will be satisfied as to 1/16th of the RSUs on each quarterly anniversary thereafter, subject to her continued service with us. The liquidity-based vesting condition for the RSUs was satisfied in connection with our initial public offering. The option vests as to 40% of the shares subject to the option on January 29, 2021, and as to 1/36th of the remaining shares subject to the option on each monthly anniversary thereafter, subject to Ms. Powell’s continued service with us.

Brian Chesky

In November 2020, the board of directors approved the Multi-Year Award to Mr. Chesky intended to cover a ten year period. See section “-CEO Compensation” for more detail.

Joseph Gebbia and Nathan Blecharczyk

As in the case of Mr. Chesky, our board of directors believes that the leadership of Messrs. Gebbia and Blecharczyk from the founding of the company has been critical to the company’s success, and it believes it is similarly important to continue to retain and motivate each of them. In addition, Messrs. Gebbia and Blecharczyk were last granted equity awards in 2014 that finished vesting in 2017. Given these factors, in November 2020, the board of directors approved an “annual award” and a “gap equity award” of RSUs and options to both Messrs. Gebbia and Blecharczyk.

The annual award granted to each executive covered 74,664 RSUs and options to purchase 186,660 shares of our Class A common stock and was intended to approximate the annual grant the executives otherwise would have received in 2020. The annual RSU award vests in 16 substantially equal quarterly installments measured from February 25, 2020, and the annual option award vests in 48 substantially equal monthly installments measured from February 25, 2020, in each case, subject to continued employment through each applicable vesting date, consistent with standard time-based vesting for the company’s 2020 annual grants. While our board of directors determined that the fair market value of our common stock on the date of grant was $35.81, each annual option award was granted with a greater than fair market exercise price equal to $40.18 per share, consistent with the exercise price of similar options granted to our executives earlier in 2020.

The gap award granted to each executive covered 223,401 RSUs and options to purchase 558,503 shares of our Class A common stock and was intended to address the gap in vesting and retention value from the lack of equity award grants since 2014. The gap RSU award vests in 16 substantially equal quarterly installments measured from November 25, 2020, and the gap option award vests in 48 substantially equal monthly installments measured from November 25, 2020, in each case, subject to continued service, as either an employee or member of our board of directors, through each applicable vesting date. Each gap option award was also granted with a greater than fair market exercise price equal to $40.18 per share.

Settlement in Class A Common Stock

Prior to our initial public offering, except as described above with respect to certain grants made in November 2020, we generally granted equity awards covering shares of our Class B common stock. In connection with the initial public offering of our Class A common stock, our board of directors amended outstanding equity awards granted under our 2008 Equity Incentive Plan and 2018 Equity Incentive Plan so that such awards would settle in shares of Class A common stock instead of Class B common stock in connection with and after the initial public offering, excluding the stock options held by individuals holding at least 1% of our outstanding capital stock. Where references are made to options to purchase Class B common stock or RSUs settling in Class B common stock in this “Compensation Discussion and Analysis,” they refer to our historical practice of granting equity awards that settle in shares of Class B common stock.

Perquisites and Other Benefits

We do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, with the exception of the benefits below, we do not generally provide perquisites to our executive officers.

As a result of Mr. Chesky’s high profile as the Chief Executive Officer of Airbnb and the global footprint of the business, we engaged a third-party consulting firm to perform an assessment of Mr. Chesky’s security risks. Consistent with such assessment, we maintain a security program pursuant to which we pay for costs related to security for Mr. Chesky during certain hours at his personal residence and during certain personal travel, including the use of a leased car and a driver, who also acts as security detail for Mr. Chesky. Since limited aspects of this program provide direct and indirect benefits to Mr. Chesky personally and despite the overarching business purpose of the program, the costs of this program attributable to security at his personal residence or during personal travel are reported in our “2020 Summary Compensation Table” below as “All Other Compensation” for Mr. Chesky.

In connection with his commencement of employment, we also agreed to provide certain travel reimbursements to Mr. Stephenson. In addition, he will be eligible to receive reimbursement for reasonable relocation expenses at the time of his relocation to the San Francisco Bay Area.

We also agreed to provide Ms. Powell a one-time temporary housing allowance of $60,000 in connection with her commencement of employment, which will be payable at the time she relocates to the San Francisco Bay Area.

All employees, including our named executive officers, are provided an employee travel coupon up to $500 at the beginning of each calendar quarter, as well as an additional amount intended to serve as a tax gross-up on the value of the travel coupon.

We may also pay filing fees incurred by our executives under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 on their behalf from time to time.

Tax Gross-Ups. We do not make gross-up payments to cover our named executive officers’ personal income taxes that may pertain to any of the compensation or perquisites paid or provided by our company, other than nominal amounts provided to all employees in connection with the employee travel coupon, as described above.

Health and Welfare and Retirement Benefits

Health/Welfare Plans. All of our full-time employees, including our named executive officers, are eligible to participate in our health and welfare plans, including:

•	medical, dental, and vision benefits;

•	medical and dependent care flexible spending accounts;

•	short-term and long-term disability insurance; and

•	life and accidental death and disability insurance.

401(k) Plan. We currently maintain a 401(k) retirement savings plan for our U.S. employees, including our named executive officers, who satisfy certain eligibility requirements. The Internal Revenue Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. Currently, we match contributions made by participants in the 401(k) plan up to a specified percentage of the employee contributions, and these matching contributions are fully vested as of the date on which the contribution is made. We believe that providing a vehicle for tax-deferred retirement savings though our 401(k) plan, and making fully vested matching contributions, adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our named executive officers, in accordance with our compensation policies.

Severance Benefits

We are party to offer letters with each of our named executive officers, which in certain cases, provide for limited severance benefits and payments upon qualifying terminations. A description of these arrangements is set forth under the subsection titled “ — Employment Agreements” below, and information on the estimated payments and benefits that our named executive officers would have been eligible to receive as of December 31, 2020, is set forth in the subsection titled “ — Potential Payments Upon Termination or Change in Control” below.

Company Policies Regarding Hedging and Pledging

Executive officers, members of the board of directors, employees and independent contractors may not directly or indirectly engage in transactions intended to hedge or offset the market value of Airbnb stock owned by them. In addition, pledging of Airbnb stock by executive officers and members of the board of directors as collateral for loans and investments is prohibited absent approval by the board of directors and in no event shall such pledge exceed 5% of the outstanding shares of company securities held by such officer or director and such loan exceed an aggregate amount of $30 million. In addition, in no event may any pledge occur before the 18-month anniversary of the closing of our initial public offering.

Clawback Policy

We have adopted a clawback policy that applies to our Chief Executive Officer, each other executive officer and certain other key employees. The policy applies in the event our publicly disclosed financial statements are required to be restated as a result of fraudulent or willful misconduct and provides the LDBCC or the board of directors with the discretion to recover cash incentives, equity awards or other compensation of at-fault employees.

Executive Stock Ownership Policy

We have also adopted a stock ownership policy that applies to our Chief Executive Officer, each other executive officer and certain other key employees. Employees covered by the policy are required to hold a number of shares of common stock equal to: (i) for our Chief Executive Officer, ten times his annual base salary and (ii) for each other executive officer and key employee, five times their annual base salary. Under the policy, until a covered employee has reached the minimum ownership guideline, 50% of the shares acquired pursuant to company equity awards (net of taxes) must be held by such employee.

Tax and Accounting Considerations

As a general matter, our board of directors reviews and considers the various tax and accounting implications of compensation programs we utilize.

Deductibility of Executive Compensation. Section 162(m) of the Code denies a publicly-traded corporation a federal income tax deduction for remuneration in excess of $1 million per year per person paid to executives designated in Section 162(m) of the Code, including, but not limited to, its chief executive officer, chief financial officer, and the next three highly compensated executive officers. However, we believe that maintaining the discretion to provide compensation that is non-deductible allows us to provide compensation tailored to the needs of our company and our named executive officers and is an important part of our responsibilities and benefits our stockholders.

Accounting for Stock-Based Compensation. We follow Financial Accounting Standard Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation (“ASC Topic 718”) for our stock-based compensation awards. ASC Topic 718 requires companies to measure the compensation expense for all share-based awards made to employees and directors, including stock options and RSUs, based on the grant-date fair value of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our executive officers may never realize any value from their awards.

Report of the Leadership Development, Belonging and Compensation Committee

The material in this report is being furnished and shall not be deemed “filed” with the Securities and Exchange Commission (the “SEC”) for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that section, nor shall the material in this section be deemed to be “soliciting material” or incorporated by reference in any registration statement or other document filed with the SEC under the Securities Act of 1933, as amended, or the Exchange Act, except as otherwise expressly stated in such filing.

The Leadership Development, Belonging and Compensation Committee of the Board of Directors of Airbnb, Inc. (the “Company”) has reviewed and discussed the Compensation Discussion and Analysis with management, and based on the review and discussions, the Leadership Development, Belonging and Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for the 2021 Annual Meeting of Stockholders and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020.

Leadership Development, Belonging and Compensation Committee

Alfred Lin (Chair)

Angela Ahrendts

Kenneth Chenault

EXECUTIVE COMPENSATION TABLES

2020 Summary Compensation Table

The following table contains information about the compensation earned by each of our named executive officers during the fiscal years presented.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(3)	Total ($)

Brian Chesky	2020	55,000	—	119,880,000	—	—	164,075	120,099,075

President and Chief Executive Officer	2019	110,000	—	—	—	—	310,982	420,982

Dave Stephenson	2020	450,000	1,425,000	4,134,448	3,250,207	—	8,428	9,268,083
Chief Financial Officer	2019	588,462	1,200,000	17,115,697	—	321,053	8,897	19,234,109
Joe Gebbia	2020	200,000	120,000	10,673,708	11,822,687	—	2,227	22,818,622

Co-Founder, Chairman of Samara and Airbnb.org

Nate Blecharczyk	2020	200,000	120,000	10,673,708	11,822,687	—	2,227	22,818,622

Co-Founder, Chief Strategy Officer; Chairman of Airbnb China

Catherine Powell (4)	2020	399,231	425,000	7,065,699	6,916,075	—	10,722	14,816,727

Global Head of Hosting

(1)        Amounts reflect the following for each named executive officer: Mr. Stephenson: $1,200,000 in the amount of the hiring bonus paid to him during 2020 and $225,000 in payouts under the Q3 and Q4 2020 bonus plans; Mr. Gebbia: $120,000 in payouts under the Q3 and Q4 2020 bonus plans; Mr. Blecharczyk: $120,000 in payouts under the Q3 and Q4 2020 bonus plans; and Ms. Powell: $200,000 in the amount of the hiring bonus paid to her during 2020 and $225,000 in payouts under the Q3 and Q4 2020 bonus plans. See the description of the bonus plans under “Cash Incentive Compensation — Q3 2020 Bonus Plan” and “Cash Incentive Compensation — Q4 2020 Bonus Plan”.

(2)        Amounts reflect the grant-date fair value of stock awards and option awards granted during 2020 computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. During 2020, certain RSUs granted to Mr. Stephenson and Ms. Powell were subject to both service-based and liquidity-based vesting conditions. The grant-date fair value of such RSUs reported in the table above assumes achievement of the liquidity-based vesting condition. Note that while the grant-date fair value assuming achievement of the liquidity-based vesting condition is included in the table above, the achievement of the liquidity-based vesting condition was not deemed probable on the date of grant. See Note 12 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2020 for the assumptions used in calculating these values. In 2020, Mr. Chesky was granted the Multi-Year Award, which vests based on the achievement of certain stock price hurdles. The grant date fair value of the Multi-Year Award is calculated based on a Monte-Carlo simulation with the following inputs: stock price: $35.81; cost of equity: 8.45%; stock price volatility: 44.17%; risk free interest rate: 0.99%; and discount for lack of marketability: 15.33%.

(3)        The following table provides the amounts of other compensation, paid to, or on behalf of, named executive officers during 2020 included in the “All Other Compensation” column.

Name	401(k) Matching Contributions ($)	Security Costs ($)(a)	Travel Coupons ($)	Travel Coupons- Gross-Up ($)	Total ($)
Brian Chesky	—	160,890	2,000	1,185	164,075
Dave Stephenson	6,015	—	2,000	413	8,428
Joe Gebbia	—	—	2,000	227	2,227
Nate Blecharczyk	—	—	2,000	227	2,227
Catherine Powell	8,550	—	2,000	172	10,722
(a)

Represents personal security costs incurred in 2020 and paid on behalf of Mr. Chesky by the company, including the costs of a leased vehicle, driver and security detail, in each case, attributable to security at his personal residence or during personal travel.

(4)         Ms. Powell commenced employment with us on January 20, 2020.

Grants of Plan-Based Awards in 2020

The following table provides information relating to grants of plan-based awards made to our named executive officers during 2020.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price Per Share of Option Awards ($/Share)	Grant- Date Fair Value of Stock and Option Awards ($)(3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Brian Chesky	11/10/2020(4)				1,200,000	12,000,000	12,000,000				119,880,000

Dave Stephenson			450,000	450,000
	7/7/2020(5)					99,554	99,554				3,143,418
	8/8/2020(6)								248,886	40.18	3,250,206
	11/10/2020(7)							27,926			1,000,031

Joe Gebbia			240,000	240,000
	11/10/2020(8)							74,664			2,673,718
	11/10/2020(6)								186,660	40.18	2,961,530
	11/10/2020(7)							223,401			7,999,990
	11/10/2020(9)								558,503	40.18	8,861,156

Nate Blecharczyk			240,000	240,000
	11/10/2020(8)							74,664			2,673,718
	11/10/2020(6)								186,660	40.18	2,961,530
	11/10/2020(7)							223,401			7,999,990
	11/10/2020(9)								558,503	40.18	8,861,156

Catherine Powell			450,000	450,000
	2/19/2020(10)					75,788	75,788				4,511,660
	2/19/2020(11)								151,578	59.53	4,275,279
	7/7/2020(5)					80,888	80,888				2,554,039
	8/8/2020(6)								202,220	40.18	2,640,794

(1)        Represents potential payouts under the 2020 Bonus Plan as contemplated prior to its termination for the first half of 2020. In response to the COVID-19 outbreak, the 2020 Bonus Plan was terminated for the first half of 2020, and was resumed in the second half of 2020 with Q3 and Q4 performance periods. Target and maximum amounts assume full achievement of all goals. For additional detail on the 2020 Bonus Plan, see “Cash Incentive Compensation” above.

(2)        Amounts for Mr. Stephenson and Ms. Powell represent RSUs that vest based on the satisfaction of both a service-based vesting condition and a liquidity-based vesting condition. The liquidity-based vesting condition was satisfied in connection with our initial public offering in December 2020. Amounts for Mr. Chesky represent the Multi-Year Award. The number of shares in the “Threshold” column represents the number of RSUs that would vest upon achievement of one stock price hurdle. The number of shares in the “Target” and “Maximum” columns represents the number of RSUs that would vest upon achievement of all ten stock price hurdles. For additional detail on the Multi-Year Award, see “CEO Compensation” above.

(3)        The amounts shown represent the grant-date fair value per share determined in accordance with ASC Topic 718, multiplied by the number of shares. During 2020, Mr. Stephenson and Ms. Powell were granted certain RSUs that were subject to both service-based and liquidity-based vesting conditions. Note that while the grant-date fair value assuming achievement of the liquidity-based vesting condition is included in the table above, the achievement of the liquidity-based vesting condition was not deemed probable on the date of grant. See Note 12 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2020 for the assumptions used in calculating these values. The grant date fair value of the Multi-Year Award is calculated based on a Monte-Carlo simulation. For a description of the assumptions used in the Monte-Carlo simulation, see footnote (2) to the 2020 Summary Compensation Table above.

(4)        The Multi-Year Award is divided into ten tranches that are eligible to vest based on the achievement of stock price goals measured based on the average of our stock price over a 60 trading day trailing average during a ten-year performance period. Each tranche will vest on the later of a specified vesting eligibility date, or, starting on the first anniversary of the date of grant, the date such average stock price exceeds the applicable stock price hurdle, subject to Mr. Chesky’s continued employment as our chief executive officer. For additional detail on the vesting of the Multi-Year Award, see “CEO Compensation” above.

(5)        The service-based vesting condition of the RSUs is satisfied as to 1/16th of the RSUs on each quarterly anniversary of February 25, 2020, subject to continued service. The liquidity-based vesting condition was satisfied upon our initial public offering.

(6)        The option vests in 48 substantially equal monthly installments measured from February 25, 2020, in each case, subject to continued service (or continued employment in the case of Messrs. Gebbia and Blecharczyk).

(7)        The RSUs vest as to 1/16th of the total number of RSUs on each quarterly anniversary of November 25, 2020, subject to continued service.

(8)        The RSUs vest as to 1/16th of the total number of RSUs on each quarterly anniversary of February 25, 2020, subject to continued employment.

(9)        The option vests in 48 substantially equal monthly installments measured from November 25, 2020, in each case, subject to continued service.

(10)      The service-based vesting condition of the RSUs is satisfied as to 1/4th of the RSUs on February 25, 2021 and as to 1/16th of the RSUs on each quarterly anniversary thereafter, subject to continued service. The liquidity-based vesting condition was satisfied upon our initial public offering.

(11)       The option vests as to 40% of the shares subject to the option on January 29, 2021, and as to 1/36th of the remaining shares subject to the option on each monthly anniversary thereafter, subject to continued service.

Outstanding Equity Awards at Year-End Table

The following table summarizes the number of shares of common stock underlying outstanding equity incentive plan awards for each named executive officer as of December 31, 2020.

			Option Awards				Stock Awards
Name	Vesting Commencement Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)(2)

Brian Chesky	4/20/2012	9,192,588	—	3.183	2/17/2024

	11/10/2020							12,000,000	1,761,600,000

Dave Stephenson	2/25/2019(3)					160,716	23,593,109

	2/25/2020(4)					80,888	11,874,358

	2/25/2020(5)	51,850	197,036	40.18	8/8/2030

	11/25/2020(6)					27,926	4,099,537

Joe Gebbia	4/20/2012	2,298,144	—	3.1834	2/17/2024

	2/25/2020(7)	38,887	147,773	40.18	11/10/2030

	11/25/2020(5)	11,635	546,868	40.18	11/10/2030

	2/25/2020(8)					60,665	8,905,622

	11/25/2020(6)					223,401	32,795,267

Nate Blecharczyk	4/20/2012	2,298,144		3.183	2/17/2024

	2/25/2020(7)	38,887	147,773	40.18	11/10/2030

	11/25/2020(5)	11,635	546,868	40.18	11/10/2030

	2/25/2020(8)					60,665	8,905,622

	11/25/2020(6)					223,401	32,795,267

Catherine Powell	1/29/2020(9)	—	151,578	59.53	2/19/2030

	2/25/2020(3)					75,788	11,125,678

	2/25/2020(4)					65,722	9,647,990

	2/25/2020(5)	42,128	160,092	40.18	8/8/2030

(1)	Amounts are calculated by multiplying the number of shares shown in the table by $146.80, the closing per share price of our Class A common stock as of December 31, 2020.

(2)

Represents the Multi-Year Award based on the total number of shares subject to the award. The Multi-Year Award is divided into ten tranches that are eligible to vest based on the achievement of stock price goals measured based on the average of our stock price over a 60 trading day trailing average during a ten-year performance period. Each tranche will vest on the later of the specified vesting eligibility date, or, starting on the first anniversary of the date of grant, the date such average stock price exceeds the applicable stock price hurdle, subject to Mr. Chesky’s continued employment as our chief executive officer. For additional detail on the vesting of the Multi-Year Award, see “CEO Compensation” above.

(3)

The service-based vesting condition of the RSUs is satisfied as to 1/4th of the RSUs on the first anniversary of the vesting commencement date and as to 1/16th of the RSUs on each quarterly anniversary thereafter, subject to continued service. The liquidity-based vesting condition was satisfied upon our initial public offering.

(4)

The service-based vesting condition of the RSUs is satisfied as to 1/16th of the RSUs on each quarterly anniversary of the vesting commencement date. The liquidity-based vesting condition was satisfied upon our initial public offering.

(5)	The option vests in 48 substantially equal monthly installments measured from the vesting commencement date, in each case, subject to continued service.

(6)	The RSUs vest as to 1/16th of the total number of RSUs on each quarterly anniversary of the vesting commencement date, subject to continued service.

(7)	The option vests in 48 substantially equal monthly installments measured from the vesting commencement date, in each case, subject to continued employment.

(8)	The RSUs vest as to 1/16th of the total number of RSUs on each quarterly anniversary of the vesting commencement date, subject to continued employment.

(9)

The option vests as to 40% of the shares subject to the option on the first anniversary of the vesting commencement date, and as to 1/36th of the remaining shares subject to the option on each monthly anniversary thereafter, subject to continued service.

Option Exercises and Stock Vested

The following table summarizes the RSUs that vested during 2020. No stock options were exercised by our named executive officers during 2020.

	Stock Awards

Name	Number of Shares Acquired on Vesting	Value Realized Upon Vesting (1)

Brian Chesky

Dave Stephenson	143,664	$9,769.152

Joe Gebbia	13,999	$951,932

Nate Blecharczyk	13,999	$951,932

Catherine Powell	15,166	$1,031,288

(1)

The RSUs vested in connection with our initial public offering when the liquidity-based vesting condition was satisfied. The value realized upon vesting is calculated as the initial public offering price of our Class A common stock, $68 per share, multiplied by the number of RSUs vested.

Pension Benefits

We do not maintain any defined benefit pension plans.

Nonqualified Deferred Compensation

We do not maintain any nonqualified deferred compensation plans.

Employment Agreements

We are a party to offer letters with each of our named executive officers. These agreements provide for at-will employment and generally include the named executive officer’s initial base salary, initial target bonus, initial equity award grants, and standard benefit plan eligibility. In addition, certain offer letters provide for payments in the event of qualifying terminations of employment, as described below. Any such severance benefits are limited in the size of the benefit or the duration for which they are effective. Any potential payments and benefits due upon a termination of employment or a change in control of us are quantified below in the subsection titled “ — Potential Payments upon Termination or Change in Control.”

Offer Letters with Brian Chesky, Joe Gebbia and Nate Blecharczyk

We entered into offer letters with Messrs. Chesky, Gebbia and Blecharcyzk in July 2008. Each of the offer letters provides that in the event that the executive’s employment is terminated without Cause or he resigns due to a Constructive Termination (each, as defined in his offer letter), the executive will receive a lump sum payment equal to three months of his then-current base salary and three months of benefit continuation. Such payments and benefits are subject to the executive’s execution of a release of claims against the company.

Dave Stephenson Offer Letter

We entered into an offer letter with Mr. Stephenson in connection with his commencement of employment in January 2019 as our Chief Financial Officer. Mr. Stephenson’s offer letter provided for a one-time hiring bonus in the aggregate amount of $2,400,000. 50% of his hiring bonus was paid following his employment commencement date, and 50% of his hiring bonus was paid following the first anniversary of his employment commencement date. In the event of Mr. Stephenson’s termination of employment for any reason other than by the company without Cause or his resignation for Good Reason (each, as defined in his offer letter) prior to January 7, 2020, Mr. Stephenson would have been obligated to repay a pro rata portion of the first installment of the hiring bonus, and in the event of his termination of employment for any reason other than by the company without Cause or his resignation for Good Reason prior to January 7, 2021, he would have been obligated to repay a pro rata portion of the second installment of the hiring bonus.

In the event of Mr. Stephenson’s termination from the company without Cause or for Good Reason, in either case, prior to February 26, 2020, Mr. Stephenson would have been entitled to receive either, as determined in the company’s sole discretion: (i) a cash payment equal to $4,000,000 or (ii) acceleration of the service-based vesting of 38,095 shares subject to Mr. Stephenson’s RSUs. Such payment or benefit is subject to Mr. Stephenson’s execution of a release of claims against the company.

Catherine Powell Offer Letter

We entered into an offer letter with Ms. Powell in connection with her commencement of employment in January 2020. Ms. Powell’s offer letter provides for an initial base salary of $600,000, an initial target bonus of 75% of her base salary, and a one-time hiring bonus in the aggregate amount of $400,000. 50% of her hiring bonus was paid following her employment commencement date, and 50% of her hiring bonus was paid following the first anniversary of her employment commencement date. In the event of Ms. Powell’s termination of employment for any reason other than by the company without Cause or her resignation for Good Reason (each, as defined in his offer letter) prior to January 29, 2021, Ms. Powell would have been obligated to repay a pro rata portion of the first installment of the hiring bonus, and in the event of her termination of employment for any reason other than by the company without Cause or her resignation for Good Reason prior to January 29, 2022, she will be obligated to repay a pro rata portion of the second installment of the hiring bonus. Ms. Powell was also eligible to receive a one-time temporary housing lump sum payment of $60,000 plus a related tax-gross up. Pursuant to her offer letter, Ms. Powell also received new hire RSUs as described above under “Equity Compensation.”

In the event of Ms. Powell’s termination from the company without Cause or for Good Reason, in either case, prior to February 25, 2021, Ms. Powell would have been entitled to receive a lump sum payment equal to $4,400,000 less the gross amount previously paid or owing to Ms. Powell by the company through the date of termination, including without limitation, her salary, 2020 annual bonus, hiring bonus or other bonuses, and the gross value of vested equity awards. Such amount could be paid in cash or through equity acceleration, as determined by the company.

Potential Payments Upon Termination or Change in Control

The table below quantifies certain compensation and benefits that would have become payable to our named executive officers if his or her employment had terminated on December 31, 2020, as a result of each of the termination scenarios described below. Mr. Stephenson was not eligible to receive any severance benefits as of December 31, 2020.

Named Executive Officer	Termination Scenario(1)	Severance ($)	Continued Healthcare ($)	Total ($)
Brian Chesky	Termination without Cause or Constructive Termination	0(2)	3,000(3)	3,000
Joe Gebbia	Termination without Cause or Constructive Termination	100,000(2)	3,000(3)	103,000
Nate Blecharczyk	Termination without Cause or Constructive Termination	100,000(2)	8,000(3)	108,000
Catherine Powell	Termination without Cause or Resignation for Good Reason	0(4)	0	0

(1)

In addition to the severance benefits provided under certain named executive officers’ offer letters, as described above, under our 2008 Plan and our 2018 Plan, in the event of a change in control of the company where outstanding awards are not assumed or substituted, all awards, other than the Multi-Year Award, will vest in full. The vesting of the Multi-Year Award converts to a service-based award based on the proceeds paid in the change in control and the vesting date applicable to each stock hurdle achieved or partially achieved. The converted service-based award fully accelerates if not assumed or substituted or upon a termination without cause or constructive termination within 12 months following the change in control. The value of the accelerated equity that our named executive officers would receive, assuming that on December 31, 2020 there was a change in control and Mr. Chesky’s employment was terminated without cause, are as follows: Mr. Chesky: $272,167,200 (which includes acceleration of the first tranche and 54.5% of the second tranche of the Multi-Year Award based on the stock price hurdle for the first and second tranches and the closing price per share of our Class A common stock on December 31, 2020); Mr. Stephenson: $60,574,983; Mr. Gebbia: $115,763,513; Mr. Blecharczyk: $115,763,513; and Ms. Powell: $51,070,890. The value of accelerated options is calculated by multiplying (i) the number of shares accelerated by (ii) any positive excess of $146.80, the closing price per share of our Class A common stock on December 31, 2020, over the applicable exercise price, and the value of accelerated RSUs is calculated by multiplying the number of RSUs accelerated by $146.80, the closing price per share of our Class A common stock on December 31, 2020. The value of accelerated equity awards covering Class B common stock held by Messrs. Gebbia and Blecharczyk was also calculated using the foregoing methodology because the Class B common stock is not publicly traded.

(2)	Represents three months of base salary.

(3)	Represents three months of the cost of benefit continuation.

(4)

Ms. Powell would be eligible to receive an amount equal to $4,400,000 less the gross amount previously paid or owing to Ms. Powell by the company through December 31, 2020, including the value of vested equity awards, calculated as follows: for options, by multiplying (i) the number of shares accelerated by (ii) any positive excess of $146.80, the closing price per share of our Class A common stock on December 31, 2020, over the applicable exercise price, and for RSUs, by multiplying the number of RSUs accelerated by $146.80, the closing price per share of our Class A common stock on December 31, 2020. Because the amount previously paid or owing to Ms. Powell by the company through December 31, 2020 was greater than $4,400,000, no amount is shown.

Compensation Risk Assessment

Management has conducted a risk assessment of our compensation plans and practices and concluded that our compensation programs do not create risks that are reasonably likely to have a material adverse effect on the company. The objective of the assessment was to identify any compensation plans or practices that may encourage employees to take unnecessary risk that could threaten the company. No such plans or practices were identified. The board of directors has reviewed and agrees with management’s conclusion.

Director Compensation

Non-Employee Director Compensation Policy

Prior Policy

We maintain a non-employee director compensation policy, which was last amended and restated in connection with our initial public offering in December 2020. During 2020 and prior such amendment and restatement, all directors who were neither (i) employees of the company nor (ii) employees or other service providers of any stockholder that had a contractual right to nominate directors, referred to as our non-employee directors, were eligible to receive the following cash and equity compensation for their service on our board of directors:

•	Each non-employee director received an annual cash retainer in the amount of $50,000 per year.

•	The lead independent director received an additional cash retainer of $25,000 per year, and the chairman of the board of directors received an additional cash retainer of $50,000 per year.

•

The chairperson of the audit, risk and compliance committee received an additional annual cash retainer in the amount of $25,000 per year for such chairperson’s service on the audit, risk and compliance committee. Each non-chairperson member of the audit, risk and compliance committee received an additional annual cash retainer in the amount of $15,000 per year for such member’s service on the audit, risk and compliance committee.

•

The chairperson of the leadership development, belonging and compensation committee receives an additional annual cash retainer in the amount of $25,000 per year for such chairperson’s service on the leadership development, belonging and compensation committee. Each non-chairperson member of the leadership development, belonging and compensation committee received an additional annual cash retainer in the amount of $12,500 per year for such member’s service on the leadership development, belonging and compensation committee.

•

The chairperson of the nominating and corporate governance committee received an additional annual cash retainer in the amount of $20,000 per year for such chairperson’s service on the nominating and corporate governance committee. Each non-chairperson member of the nominating and corporate governance committee received an additional annual cash retainer in the amount of $10,000 per year for such member’s service on the nominating and corporate governance committee.

Under our non-employee director compensation policy as in effect prior to the December amendment and restatement, upon a non-employee director’s initial appointment to the board of directors, he or she received an initial RSU award and an initial option award. The initial RSU award covered a number of shares of the Class B common stock valued at $250,000 based on the company’s then-current per share fair market value, multiplied by a fraction, the numerator of which is the number of full calendar months between his or her appointment and ending on the next May 25th, and the denominator of which is 12. The initial RSU award was subject to a service-based vesting condition and a liquidity-based vesting condition. The service-based vesting condition was satisfied as to the 1/4th of the RSUs on the first February 25th, May 25th, August 25th or November 25th following appointment (each, a “quarterly installment date”), and as to 1/4th of the RSUs on each quarterly anniversary thereafter, subject to continued service with us. The liquidity-based vesting condition was satisfied upon our initial public offering in December 2020. The initial option award covered a number of shares of the Class B common stock equal to $500,000 divided by the product of 0.5 and the company’s then-current per share fair market value and vested as to 1/24th of the shares each month following the date of grant, subject to continued service with us. In addition, at the first board of directors meeting following May 25th of each year or as otherwise determined by the board of directors, each non-employee director received an annual award of RSUs covering a number of shares of the Class B common stock valued at $250,000 based on the company’s then-current per share fair market value, which annual award vested in the same manner as the initial RSU award. All equity awards granted under our non-employee director compensation policy will vest in full in the event of an acquisition of the company. Further, all equity awards granted under our non-employee director compensation policy were subject to the approval of a majority of directors who were not non-employee directors. Under our non-employee director compensation policy, each non-employee director may elect to receive his or her annual cash fees in the form of RSUs, which award will be granted and vest in the same manner as the annual RSU award.

Amended and Restated Policy

Under our director compensation policy as amended and restated in connection with our initial public offering in December 2020, all directors who are not employees of the company or any of its subsidiaries are eligible to receive compensation pursuant to the amended and restated policy.

The cash compensation under the amended and restated policy remained the same as under the existing policy, except that the chairperson of the audit, risk and compliance committee receives an additional annual cash retainer of $40,000, the chairperson of the leadership development, belonging and compensation committee receives an additional annual cash retainer of $37,500 and the chairperson of the nominating and corporate governance committee receives an additional annual cash retainer of $30,000. In addition, the chairperson of our stakeholder committee, which was newly formed in connection with our initial public offering, receives an additional annual cash retainer of $37,500, and each non-chairperson member of the stakeholder committee receives an additional annual cash retainer of $12,500.

Under the amended and restated policy, in the event a non-employee director is appointed to the board of directors on a date other than May 25, he or she will receive an initial award of RSUs covering a number of shares of the Class A common stock valued at $300,000 based on the company’s then-current per share fair market value, multiplied by a fraction, the numerator of which is the number of days from and including his or her appointment until the next May 25th, and the denominator of which is 365. The initial RSU award will vest in full on the May 25 following the date of grant, subject to continued service on the board of directors. In addition, on each May 25, each non-employee director will automatically be granted an annual award of RSUs covering a number of shares of the Class A common stock valued at $300,000 based on the company’s then-current per share fair market value, which annual award will vest in full on the first anniversary of the grant date, subject to continued service on the board of directors. No options are granted under the amended and restated policy. All RSUs granted under the amended and restated policy vest in full in the event of a change in control of the company. In addition, non-employee directors may elect to receive their annual cash fees in the form of RSUs, which award will be granted and vest in the same manner as the initial RSU award, if such election is made in connection with the director’s initial appointment to the board of directors, or else the annual RSU award.

Director IPO Grants

Effective on the effectiveness of the registration statement relating to the initial public offering of our Class A common stock, pursuant to the 2020 Plan, we granted to each of Jeffrey Jordan and Alfred Lin an RSU award covering a number of shares of our Class A common stock equal to (i) $300,000 multiplied by (ii) a fraction, the numerator of which is the number of days from the effective date of grant until May 25, 2021 and the denominator of which is 365, divided by (iii) the initial public offering price of our Class A common stock, which was $68. Each RSU award will vest in full on May 25, 2021, subject to continued service on our board of directors through such date and subject to accelerated vesting upon a change in control.

We do not provide any compensation to our directors who are also employees. The 2020 compensation for each of Messrs. Chesky, Gebbia and Blecharczyk for their service as employees is set forth in the Summary Compensation Table above.

Director Compensation Table for 2020

The following table contains information concerning the compensation of our non-employee directors in 2020.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	All Other Compensation ($)	Total ($)
Angela Ahrendts	50,000	272,570	—	—	322,570
Kenneth Chenault	65,000	273,673	—	—	338,673
Belinda Johnson(3)	174,192(4)	310,456	478,455	692(5)	963,795
Jeffrey Jordan	0	144,636	—	—	144,636
Alfred Lin	0	144,636	—	—	144,636
Ann Mather	90,000	275,575	—	—	365,575

(1)

Each of Ms. Ahrendts, Mr. Chenault and Ms. Mather elected to receive RSUs in lieu of cash compensation under our non-employee director compensation policy for 2020. Amounts reflect the cash fees forgone at the election of the director to receive the following RSU awards, which were granted in July 2020: Ms. Ahrendts: 1,702 RSUs; Mr. Chenault: 2,212 RSUs; and Ms. Mather: 3,064 RSUs.Such amounts were determined based by dividing the applicable amount of the cash fees by the fair market value of a share our Class B common stock as of March 31, 2020.

(2)

Amounts reflect the grant-date fair value of stock awards and option awards granted during 2020 computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. For Ms. Ahrendts, Mr. Chenault and Ms. Mather, amounts also include the difference between the grant date fair value of the RSUs granted in lieu of cash fees as set forth above in footnote 2 and the amount of the forgone cash fees as follows: Ms. Ahrendts: $3,741; Mr. Chenault: $4,844; and Ms. Mather: $6,746. During 2020, Ms. Ahrendts, Mr. Chenault and Ms. Mather were granted RSUs that are subject to both service-based and liquidity-based vesting conditions. The grant-date fair value of RSUs granted in 2020 reported in the table above assumes achievement of the liquidity-based vesting condition. Note that while the grant-date fair value assuming achievement of the liquidity-based vesting condition is included in the table above, the achievement of the liquidity-based vesting condition was not deemed probable on the date of grant. See Note 12 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2020 for the assumptions used in calculating these values.

(3)	During 2020, Ms. Johnson served as our Chief Operating Officer until March 1, 2020 at which time she began serving as a non-employee director.

(4)	Includes $144,877 in base salary paid to Ms. Johnson for her service as an employee during 2020.

(5)	Represents company matching contributions under our 401(k) plan for her service as an employee during 2020.

The table below shows the aggregate numbers of option awards (exercisable and unexercisable) and unvested stock awards held as of December 31, 2020 by each non-employee director.

Name	Options Outstanding at Year End	RSUs Outstanding at Year End
Angela Ahrendts	15,798	5,108
Kenneth Chenault	16,692	5,364
Belinda Johnson	927,828	4,258
Jeffrey Jordan	0	2,127
Alfred Lin	0	2,127
Ann Mather	16,692	5,790

Director Stock Ownership Policy

We have also adopted a stock ownership policy for our non-employee directors, which requires each non-employee director to hold shares of company common stock equal to five times the annual cash retainer for service on the board.

Settlement of Outstanding Director RSUs

In connection with our initial public offering, our board of directors determined to permit non-employee directors to elect to have a portion of their RSUs settled in cash in lieu of shares in order to help offset the tax liability arising from the settlement of the RSUs. Any such election applies to any RSUs vesting in connection with the offering or within one year thereafter. In addition, in connection with our initial public offering, our board of directors amended outstanding equity awards granted under our 2008 Plan and 2018 Plan, including equity awards previously granted to our non-employee directors, so that such awards would settle in shares of Class A common stock instead of Class B common stock in connection with and after the offering, excluding the stock options held by individuals holding at least 1% of our outstanding capital stock.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following includes a summary of transactions since January 1, 2020 and any currently proposed transactions to which we were or are expected to be a participant in which (i) the amount involved exceeded or will exceed $120,000, and (ii) any of our directors, executive officers, or holders of more than 5% of our capital stock, or any affiliate or member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest, other than compensation and other arrangements that are described under the sections titled “Compensation Discussion and Analysis” and “Executive Compensation Tables.”

Stock Transfer Agreement

We entered into a Stock Transfer Agreement with SLP Constellation Aggregator II, L.P. (“SLP”) and Belinda Johnson, our former Chief Operating Officer and one of our directors, dated as of May 21, 2020, pursuant to which Ms. Johnson sold 933,648 shares of our Class B common stock to SLP for an aggregate purchase price of $27,411,905 in order to pay the exercise price for certain stock options held by Ms. Johnson and to cover certain related tax obligations.

Investors’ Rights Agreement

We are party to an Amended and Restated Investors’ Rights Agreement, dated as of April 17, 2020 (“Investors’ Rights Agreement”), with certain holders of our capital stock and warrants. This agreement provides, among other things, that certain holders of our capital stock and warrants have the right to request that we file a registration statement, and/or request that their shares be covered by a registration statement that we are otherwise filing, subject to certain exceptions.

Nominating Agreement

We and Messrs. Blecharczyk, Chesky, and Gebbia, referred to in this proxy statement as our founders, have entered into a Nominating Agreement, dated November 27, 2020 (“Nominating Agreement”), under which we and the founders are required, upon the terms set forth in the Nominating Agreement, to (i) include our founders in the slate of nominees nominated by our board of directors for the applicable class of directors for election by our stockholders, and (ii) include such nomination of our founders in our proxy statement. In addition, we must use reasonable efforts to, and the founders must take all necessary action to, recommend in favor of each founder’s election as a director, and to solicit proxies or consents in favor of their election. The obligations with respect to each founder will terminate upon the earliest to occur of (1) such founder’s resignation from our board of directors, (2) such founder’s death or disability, (3) such founder’s removal from our board of directors for cause, (4) the expiration of such founder’s term if such founder has given notice of his intention not to stand for re-election, and (5) the date upon which the number of shares of our common stock beneficially owned by such founder falls below ten percent of the number of shares of common stock beneficially owned by such founder as of September 30, 2020. The Nominating Agreement will remain in effect until the earliest of (a) the date on which our and the founders’ obligations have terminated with respect to all of the founders, (b) the time at which all outstanding shares of Class B common stock automatically convert to Class A common stock, and (c) immediately prior to a change of control. The conversion of our Class B common stock to Class A common stock is provided for in our restated certificate of incorporation.

Indemnification Agreements

We have entered into indemnification agreements with each of our current directors and officers. Our restated certificate of incorporation and our amended and restated bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by applicable law.

Contributions to Support Company Initiatives

Brian Chesky, our Chief Executive Officer, Head of Community, Co-Founder, and Director made a capital contribution to us of $10.1 million in order to support certain of our charitable commitments and initiatives, including our fund for Superhosts and our Frontline Stays initiative, in 2020.

Joseph Gebbia, our Chairman of Samara and Airbnb.org, Co-Founder, and Director made a capital contribution to us of $4.5 million in order to support certain of our charitable commitments and initiatives, including our fund for Superhosts, in 2020.

Employment Arrangement with an Immediate Family Member of Our Director

Alison Jordan, the daughter of Jeffrey Jordan, a member of our board of directors, has served as a Strategic Partnerships Coordinator from July 2017 to May 2020 and a Policy Program Manager since May 2020. Ms. Jordan’s compensation was based on reference to external market practice of similar positions or internal pay equity when compared to the compensation paid to employees in similar positions who were not related to our director, Mr. Jordan. Ms. Jordan’s equity awards were granted on the same general terms and conditions as applicable to employees in similar positions who were not related to our director, Mr. Jordan. Mr. Jordan plays no personal role in determining his daughter’s compensation or reviewing his daughter’s performance. Mr. Jordan does not receive a direct or indirect benefit from his daughter’s position with us.

Directed Share Program

In connection with our initial public offering, the underwriters reserved 3,500,000 shares of Class A common stock, or 7.0% of the shares offered by us in the offering, for sale at the initial public offering price through a directed share program to eligible U.S. hosts and certain individuals identified by our officers and directors. For hosts, those who resided in the United States and had by November 1, 2020 accepted a reservation that began, or was scheduled to begin, in 2019 or 2020 were potentially eligible for the program. Airbnb employees were not eligible. Morgan Stanley & Co. LLC administered our directed share program and received certain concessions.

Policies and Procedures for Related Party Transactions

Our board of directors has adopted a written related party transaction policy setting forth the policies and procedures for the review and approval or ratification of related party transactions. This policy covers, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement, or relationship, or any series of similar transactions, arrangements, or relationships in which we were or are to be a participant, where the amount involved exceeds $120,000 and a related party had or will have a direct or indirect material interest, including without limitation purchases of goods or services by or from the related party or entities in which the related party has a material interest, indebtedness, guarantees of indebtedness, and employment by us of a related party. In reviewing and approving any such transactions, the chair of our audit, risk and compliance committee is tasked to consider all relevant facts and circumstances, including but not limited to whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction with an unrelated third party and the extent of the related party’s interest in the transaction. All such approved transactions must be ratified by the audit, risk and compliance committee, taking into account the foregoing considerations, during the meetings held at least once during each fiscal quarter. All of the transactions described in this section occurred prior to the adoption of this policy.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of April 23, 2021 for:

•	each of our named executive officers;

•	each of our executive officers;

•	each of our directors;

•	all of our executive officers and directors as a group; and

•	each person known by us to be the beneficial owner of more than five percent of any class of our voting securities.

We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned as of April 23, 2021, subject to community property laws where applicable. We have deemed shares of our common stock subject to stock options or warrants that are currently exercisable or will be exercisable within 60 days of April 23, 2021 or issuable pursuant to RSUs which are subject to vesting and settlement conditions expected to occur within 60 days of April 23, 2021 to be outstanding and to be beneficially owned by the person holding the stock option, warrant, or RSU for the purpose of computing the percentage ownership of that person. We did not deem these shares subject to stock options, warrants, or RSUs outstanding for the purpose of computing the percentage ownership of any other person or entity.

We have based percentage ownership of our common stock on 159,939,329 shares of our Class A common stock outstanding, 448,310,813 shares of our Class B common stock outstanding, and 9,200,000 shares of Class H outstanding as of April 23, 2021. There were no shares of Class C common stock outstanding as of April 23, 2021. Percentage of voting power represents voting power with respect to all shares of our Class A common stock and Class B common stock, as a single class. Each holder of our Class A common stock is entitled to one vote per share and each holder of our Class B common stock is entitled to twenty votes per share on all matters submitted to a vote of the stockholders. The holders of our voting stock, consisting of Class A and Class B common stock, generally vote together as a single class on all matters submitted to a vote of our stockholders, unless otherwise required by Delaware law or our restated certificate of incorporation. Each outstanding share of Class B common stock is convertible at any time at the option of the holder into one share of Class A common stock.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Airbnb, Inc., 888 Brannan Street, San Francisco, California 94103. The information provided in the table is based on our records, information filed with the SEC and information provided to us, except where otherwise noted.

	Shares Beneficially Owned at April 23, 2021						% of Voting Power
	Class A		Class B		Class H
Name of Beneficial Owner	Shares	%	Shares	%	Shares	%
Executive Officers and Directors:
Brian Chesky(1)	—	—	76,437,399	16.7%	—	—	16.4%
Nathan Blecharczyk(2)	166,817	*	69,522,297	15.4%	—	—	15.2%
Joseph Gebbia(3)	166,834	*	69,362,965	15.4%	—	—	15.1%
Dave Stephenson(4)	205,944	*	—	—	—	—	*
Aristotle Balogh(5)	407,221	*	—	—	—	—	*
Catherine Powell(6)	176,213	*	—	—	—	—	*
Angela Ahrendts(7)	30,500	*	—	—	—	—	*
Kenneth Chenault(8)	37,750	*	1,509,468	*	—	—	*
Belinda Johnson(9)	1,114,464	*	1,624,840	*	—	—	*
Jeffrey Jordan(10)	2,127	*	—	—	—	—	*
Alfred Lin(11)	2,127	*	—	—	—	—	*
Ann Mather(12)	26,461	*	—	—	—	—	*
All current executive officers and directors as a group (12 persons)(13)	2,336,458	1.4%	218,456,969	47.3%	—	—	46.5%
5% Stockholders:					—	—
Entities Affiliated with Sequoia Capital(14)	691,612	*	81,277,532	18.1%	—	—	17.8%
Entities Affiliated with Founders Fund(15)	—	—	26,556,110	5.9%	—	—	5.8%
Entities affiliated with Greylock(16)	—	—	23,183,872	5.2%	—	—	5.1%
Airbnb Host Endowment LLC(17)	—	—	—	—	9,200,000	100.0%	—

*	Represents less than 1%.

(1)

Consists of: (i) 65,276,835 shares of Class B common stock held of record by Brian Chesky; (ii) 442,160 shares of Class B common stock held of record by Brian Chesky, as Trustee of the Brian Chesky 2019 Grantor Retained Annuity Trust II created under Agreement dated as of February 15, 2019; (iii) 130,478 shares of Class B common stock held of record by Brian Chesky, as Trustee of the Brian Chesky 2019 Grantor Retained Annuity Trust III created under Agreement dated as of July 31, 2019; (iv) 130,478 shares of Class B common stock held of record by Brian Chesky, as Trustee of the Brian Chesky 2019 Grantor Retained Annuity Trust IV created under Agreement dated as of July 8, 2019; (v) 514,314 shares of Class B common stock held of record by Brian Chesky, as Trustee of the Brian Chesky 2020 Grantor Retained Annuity Trust A under Agreement dated as of August 4, 2020; (vi) 514,314 shares of Class B common stock held of record by Brian Chesky, as Trustee of the Brian Chesky 2020 Grantor Retained Annuity Trust B under Agreement dated as of August 4, 2020; (vii) 15,266 shares of Class B common stock held of record by Deborah Chesky and Robert Joseph St. Aubin, as Trustees of Allison’s Trust created under The Brian Chesky 2016 Long-Term Trust Agreement dated as of July 26, 2016; (viii) 63,655 shares of Class B common stock held of record by Brian Chesky and Robert Joseph St. Aubin, Trustees of the Brian Chesky Legacy Trust created under the Brian Chesky 2016 Long-Term Trust Agreement dated July 26, 2016; (ix) 157,311 shares of Class B common stock held of record by Brian Chesky and Robert Joseph St. Aubin, Trustees of Allison’s 2019 Trust under Agreement dated as of February 15, 2019; and (x) 9,192,588 shares of Class B common stock subject to a stock option held by Mr. Chesky that is exercisable within 60 days of April 23, 2021. Mr. Chesky does not have voting or dispositive power over shares in the trust referenced in clause (vii) of this footnote. All of the shares identified in this footnote are subject to the Founder Voting Agreement.

(2)

Consists of: (i) 13,600,000 shares of Class B common stock held by Nathan Blecharczyk, as Trustee of the Nathan Blecharczyk 2020 GRAT; (ii) 48,648,933 shares of Class B common stock held by the Blecharczyk Revocable Trust; (iii) 16,730 shares of Class A common stock held of record by Mr. Blecharczyk (iv) 130,511 shares of Class A common stock and 2,298,144 shares of Class B common stock subject to stock options held by Mr. Blecharczyk that are exercisable within 60 days of April 23, 2021; and (v) 19,576 shares of Class A common stock issuable upon the vesting and settlement of RSUs held by Mr. Blecharczyk within 60 days of April 23, 2021. Also includes 786,446 shares of Class B common stock held of record by Gioacchino Curiale, as Trustee of the Blecharczyk 2015 Irrevocable Trust and 4,188,774 shares of Class B common stock held by Gioacchino Curiale, as Trustee of the Nathan Blecharczyk 2015 GRAT Remainder Trust; Mr. Blecharczyk does not have voting or dispositive power over the shares held by these two trusts. All of the shares identified in this footnote are subject to the Founder Voting Agreement.

(3)

Consists of: (i) 60,972,421 shares of Class B common stock held of record by The Sycamore Trust, for which Mr. Gebbia is a trustee; (ii) 1,000,000 shares of Class B common stock held of record by Guernica LLC; (iii) 2,000,000 shares of Class B common stock held of record by Guernica 2, LLC; (iv) 3,000,000 shares of Class B common stock held of record by Guernica 3, LLC; (v) 92,400 shares of Class B common stock held of record by Ulderico LLC; (vi) 16,747 shares of Class A common stock held of record by Joseph Gebbia (vii) 130,511 shares of Class A common stock and 2,298,144 shares of Class B common stock subject to stock options held by Mr. Gebbia that are exercisable within 60 days of April 23, 2021; and (vi) 19,576 shares of Class A common stock issuable upon the vesting and settlement of RSUs held by Mr. Gebbia within 60 days of April 23, 2021. Mr. Gebbia is the owner of each of Guernica LLC, Guernica 2, LLC, Guernica 3, LLC and Ulderico LLC. All of the shares identified in this footnote are subject to the Founder Voting Agreement.

(4)

Consists of: (i) 97,923 shares of Class A common stock held of record by Dave Stephenson, (ii) 80,933 shares of Class A common stock subject to a stock option held by Mr. Stephenson that is exercisable within 60 days of April 23, 2021; and (iii) 27,088 shares of Class A common stock issuable upon the vesting of RSUs held by Mr. Stephenson within 60 days of April 23, 2021.

(5)

Consists of: (i) 158,030 shares of Class A common stock held of record by Ari Balogh; (ii) 219,423 shares of Class A common stock subject to stock options held by Mr. Balogh that are exercisable within 60 days of April 23, 2021; and (iii) 29,768 shares of Class A common stock issuable upon the vesting of RSUs held by Mr. Balogh within 60 days of April 23, 2021.

(6)

Consists of: (i) 27,403 shares of Class A common stock held of record by Catherine Powell; (ii) 136,888 shares of Class A common stock subject to stock options held by Ms. Powell that are exercisable within 60 days of April 23, 2021; and (iii) 11,922 shares of Class A common stock issuable upon the vesting of RSUs held by Ms. Powell within 60 days of April 23, 2021.

(7)

Consists of: (i) 12,148 shares of Class A common stock held of record by Angela Ahrendts; (ii) 15,798 shares of Class A common stock subject to stock options held by Ms. Ahrendts that are exercisable within 60 days of April 23, 2021; and (iii) 2,554 shares of Class A common stock issuable upon the vesting of RSUs held by Ms. Ahrendts within 60 days of April 23, 2021.

(8)

Consists of: (i) 1,470,456 shares of Class B common stock held of record by General Catalyst Group IV, L.P.; (ii) 39,012 shares of Class B common stock held by GC Entrepreneurs Fund IV, L.P.; (iii) 18,376 shares of Class A common stock held of record by Kenneth Chenault; (iv) 16,692 shares of Class A common stock subject to a stock option held by Mr. Chenault that is exercisable within 60 days of April 23, 2021; and (v) 2,682 shares of Class A common stock issuable upon the vesting of RSUs held by Mr. Chenault within 60 days of April 23, 2021. Mr. Chenault is a Managing Director within the General Catalyst group and may be deemed to have shared voting, investment and dispositive power with respect to the shares held by these entities. The principal business address of Mr. Chenault and these entities is 20 University Road, Suite 450, Cambridge, Massachusetts 02138.

(9)

Consists of: (i) 1,524,554 shares of Class B common stock held of record by Belinda J. Johnson and William Brent Johnson, Trustees of the Johnson Family Trust U/A/D 06/21/2005; (ii) 100,286 shares of Class B common stock held of record by Stacey A Sprung as Trustee of The Johnson Family 2015 Irrevocable Trust U/A/D 12/16/2015; (iii) 196,124 shares of Class A common stock held by Belinda J. Johnson; (iv) 916,210 shares of Class A common stock subject to stock options held by Ms. Johnson that are exercisable within 60 days of April 23, 2021; and (v) 2,130 shares of Class A common stock issuable upon the vesting of RSUs held by Ms. Johnson within 60 days of April 23, 2021.

(10)	Consists of: 2,127 shares of Class A common stock issuable upon the vesting of RSUs held by Mr. Jordan within 60 days of April 23, 2021.

(11)

Consists of: 2,127 shares of Class A common stock issuable upon the vesting of RSUs held by Mr. Lin within 60 days of April 23, 2021. Mr. Lin does not have beneficial ownership of the shares held by the entities affiliated with Sequoia Capital identified in footnote 14.

(12)

Consists of: (i) 6,873 shares of Class A common stock held of record by Ann Mather; (i) 16,692 shares of Class A common stock subject to a stock option held by Ms. Mather that is exercisable within 60 days of April 23, 2021; and (ii) 2,896 shares of Class A common stock issuable upon the vesting of RSUs held by Ms. Mather within 60 days of April 23, 2021.

(13)

Consists of: (i) 204,668,093 shares of Class B common stock held; (ii) 550,354 shares of Class A common stock held; (iii) 13,788,876 shares of Class B common stock subject to stock options that are exercisable within 60 days of April 23, 2021; (iv) 1,663,658 shares of Class A common stock subject to stock options that are exercisable within 60 days of April 23, 2021; and (v) 122,446 shares of Class A common stock issuable upon the vesting and settlement of RSUs.

(14)

Consists of: (i) 60,716,820 shares of Class B common stock held of record by Sequoia Capital XII, L.P. (“SC XII”); (ii) 6,489,252 shares of Class B common stock held of record by Sequoia Capital XII Principals Fund, LLC (“SC XII PF”); (iii) 2,271,924 shares of Class B common stock held of record by Sequoia Technology Partners XII, L.P. (“STP XII”); (iv) 6,098,400 shares of Class B common stock held of record by SC US GF V Holdings, Ltd. (“US GF V Holdco”); (v) 102,816 shares of Class A common stock and 192,006 shares of Class B common stock held of record by Sequoia Capital U.S. Growth Fund VII, L.P. (“US GF VII”); (vi) 6,690 shares of Class A common stock and 12,496 shares of Class B common stock held of record by Sequoia Capital U.S. Growth VII Principals Fund, L.P. (“US GF VII PF”); (vii) 4,285,190 shares of Class B common stock held of record by Sequoia Capital Global Growth Fund, LP (“GGF”); (viii) 124,348 shares of Class B common stock held of record by Sequoia Capital Global Growth Principals Fund, LP (“GGF PF”); (ix) 575,004 shares of Class A common stock and 1,073,834 shares of Class B common stock held of record by Sequoia Capital Global Growth Fund II, L.P. (“GGF II”); and (x) 7,102 shares of Class A common stock and 13,262 shares of Class B common stock held of record by Sequoia Capital Global Growth II Principals Fund, L.P. (“GGF II PF”). SC XII Management, LLC (“SC XII LLC”) is the general partner of each of SC XII and STP XII, and the managing member of SC XII PF. As a result, SC XII LLC may be deemed to share voting and dispositive power with respect to the shares held by SC XII, SC XII PF, and STP XII. SC US (TTGP), Ltd. is: (i) the general partner of SCGF V Management, L.P., which is the general partner of Sequoia Capital U.S. Growth Fund V, L.P. and Sequoia Capital USGF Principals Fund V, L.P. (collectively, the “US GF V Funds”), which together own 100% of the outstanding ordinary shares of US GF V Holdco; (ii) the general partner of SC U.S. Growth VII Management, L.P., which is the general partner of each of US GF VII and US GF VII PF (collectively, the “SC US GF VII Funds”); (iii) the general partner of SCGGF Management, L.P., which is the general partner of each of GGF and GGF PF (collectively, the “SC GGF Funds”); and (iv) the general partner of SC Global Growth II Management, L.P., which is the general partner of each of GGF II and GGF II PF (collectively, the “SC GGF II Funds”). As a result, SC US (TTGP), Ltd. may be deemed to share voting and dispositive power with respect to the shares held by US GF V Holdco, the SC US GF VII Funds, the SC GGF Funds and the SC GGF II Funds. In addition, the directors and stockholders of SC US (TTGP), Ltd. who exercise voting and investment discretion with respect to the SC GGF Funds are Douglas M. Leone and James J. Goetz, and the directors and stockholders of SC US (TTGP), Ltd. who exercise voting and investment discretion with respect to the SC GGF II Funds are Douglas M. Leone and Roelof F. Botha. As a result, and by virtue of the relationships described in this paragraph, each such person may be deemed to share voting and dispositive power with respect to the shares held by the SC GGF Funds or SC GGF II Funds, as applicable. The address for each of these entities and individuals is 2800 Sand Hill Road, Suite 101, Menlo Park, California 94025.

(15)

Consists of: (i) 207,016 shares of Class B common stock held of record by The Founders Fund II Entrepreneurs Fund, LP (“FF-IIE”); (ii) 338,616 shares of Class B common stock held of record by The Founders Fund II Principals Fund, LP (“FF-IIP”); (iii) 6,847,812 shares of Class B common stock held of record by The Founders Fund II, LP (“FF-II”); (iv) 44,144 shares of Class B common stock held of record by The Founders Fund III Entrepreneurs Fund, LP (“FF-IIIE”); (v) 858,436 shares of Class B common stock held of record by The Founders Fund III Principals Fund, LP (“FF-IIIP”); (vi) 2,416,974 shares of Class B common stock held of record by The Founders Fund III, LP (“FF-III”); (vii) 3,849,874 shares of Class B common stock held of record by The Founders Fund IV Principals Fund, LP (“FF-IVP”); and (viii) 11,993,238 shares of Class B common stock held of record by The Founders Fund IV, LP (“FF-IV”). Peter Thiel and Luke Nosek have shared voting and investment power over the shares held by each of FF-IIE, FF-IIP, FF-II, FF-IIIE, FF-IIIP, and FF-III. Peter Thiel and Brian Singerman have shared voting and investment power over the shares held by each of FF-IVP and FF-IV. The address of each of these entities and individuals is One Letterman Drive, Building D, 5th Floor, San Francisco, California 94129.

(16)

Based on our records and a Schedule 13G filed with the SEC on February 12, 2021. Consists of: (i) 20,662,872 shares of Class B common stock held of record by Greylock XIII Limited Partnership (“Greylock XIII”), (ii) 1,860,264 shares of Class B common stock held of record by Greylock XIII-A Limited Partnership (“Greylock XIII-A”) and (iii) 660,736 shares of Class B common stock held of record by Greylock XIII Principals LLC (“Greylock XIII Principals”). Greylock XIII GP LLC (“Greylock XIII GP”) is the general partner of Greylock XIII and Greylock XIII-A. Greylock Management Corporation (“Greylock Management”) is the sole member of Greylock XIII Principals. Greylock XIII GP may be deemed to have voting and dispositive power over the shares held by Greylock XIII and Greylock XIII-A. Greylock Management may be deemed to have voting and dispositive power over the shares held by Greylock XIII Principals. William W. Helman, Aneel Bhusri, Donald A. Sullivan and David Sze are managing members of Greylock XIII GP and directors of Greylock Management. Mr. Bhusri does not have voting or investment power over the shares held by Greylock XIII Principals. The address for each entity and person is 2550 Sand Hill Road, Suite 200, Menlo Park, California 94025.

(17)

Consists of 9,200,000 shares of Class H common stock issued by us to our wholly-owned subsidiary on November 10, 2020. Each share of Class H common stock is entitled to no votes and will convert into a share of Class A common stock on a share-for-share basis upon the sale of such share of Class H common stock to any person or entity that is not our subsidiary.

PROPOSAL NO. 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

Our audit, risk and compliance committee has appointed PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for the fiscal year ending December 31, 2021. Although ratification of our appointment of PwC is not required, we value the opinions of our stockholders and believe it good corporate governance that stockholders ratify the appointment of PwC. PwC also served as our independent registered public accounting firm for the fiscal year ended December 31, 2020. Neither the accounting firm nor any of its members has any direct or indirect financial interest in or any connection with us in any capacity other than as our auditors, providing audit and non-audit related services.

If the appointment of PwC is not ratified by the stockholders, the audit, risk and compliance committee will consider this fact when it appoints the independent auditors for the fiscal year ending December 31, 2022. Even if the appointment of PwC is ratified, the audit, risk and compliance committee retains the discretion to appoint a different independent auditor at any time if it determines that such a change is in the best interest of the Company.

Representatives of PwC are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to questions.

Recommendation of Board of Directors

Our board of directors recommends a vote “FOR” the ratification of the appointment by the audit, risk and compliance committee of PwC as our independent registered public accounting firm for the fiscal year ending December 31, 2021.

Principal Accountant Fees and Services

The following table summarizes the fees of PwC, our independent registered public accounting firm, related to each of the last two fiscal years.

Fee Category	2020	2019
	(in thousands)
Audit Fees (1)	$13,141	$10,713
Audit-Related Fees (2)	—	1,644
Tax Fees (3)	1,729	6,300
All Other Fees (4)	3	3
Total Fees	$14,873	$18,660

(1)

Consists of fees incurred for professional services rendered in connection with the audit of our consolidated financial statements, reviews of our quarterly consolidated financial statements, statutory audits of our domestic and international subsidiaries, issuances of consents and similar matters. This category also includes fees for services incurred in connection with our initial public offering and nonrecurring transactions.

(2)	Consists of fees incurred for due diligence procedures in connection with acquisitions and divestitures.
(3)

Consists of fees for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and international tax compliance, assistance with tax reporting requirements and audit compliance, value-added tax compliance, mergers and acquisitions tax compliance, and tax advice on international, federal and state tax matters.

(4)	Consists of fees for permitted products and services other than those that meet the criteria above. Such fees are related to certain software subscription fees for fiscal years 2020 and 2019.

Pre-Approval Policies and Procedures

The audit, risk and compliance committee has adopted a pre-approval policy that sets forth procedures and conditions pursuant to which audit and non-audit services to be performed by the independent auditor may be pre-approved.

Report of the Audit, Risk and Compliance Committee

The material in this report is being furnished and shall not be deemed “filed” with the Securities and Exchange Commission (the “SEC”) for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that section, nor shall the material in this section be deemed to be “soliciting material” or incorporated by reference in any registration statement or other document filed with the SEC under the Securities Act of 1933, as amended, or the Exchange Act, except as otherwise expressly stated in such filing.

The Audit, Risk and Compliance Committee of the Board of Directors of Airbnb, Inc. (the “Company”) operates under a written charter adopted by the Board of Directors. The primary role of the Audit, Risk and Compliance Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing the financial information proposed to be provided to stockholders and others, the adequacy of the system of internal control over financial reporting and disclosure controls and procedures established by management and the Board of Directors, and the audit process and our independent auditor’s qualifications, independence and performance.

Management is responsible for establishing and maintaining our system of internal controls and preparing our financial statements. Our independent registered public accounting firm, PricewaterhouseCoopers LLP (“PwC”), is responsible for performing an audit of our financial statements in accordance with generally accepted auditing standards and issuing an opinion on the financial statements. The Audit, Risk and Compliance Committee has met and held discussions with management and PwC, and has also met separately with PwC, without management present, to review the adequacy of our internal controls, financial reporting practices and audit process.

The Audit, Risk and Compliance Committee has reviewed and discussed our audited consolidated financial statements for the year ended December 31, 2020 with management and PwC. As part of this review, the Audit, Risk and Compliance Committee discussed with PwC the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.

The Audit, Risk and Compliance Committee has received the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit, Risk and Compliance Committee concerning independence, and has discussed with PwC its independence.

Based on the above-mentioned reviews and discussions with management and PwC, the Audit, Risk and Compliance Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 as filed with the SEC.

Audit, Risk and Compliance Committee

Ann Mather (Chair)

Jeffrey Jordan

Alfred Lin

Vote Required

Approval of Proposal No. 2 requires the affirmative vote of the holders of a majority in voting power of the votes cast (excluding abstentions and broker non-votes). Abstentions will have no effect and we do not expect any broker non-votes on this proposal.

PROPOSAL NO. 3—APPROVAL, ON AN ADVISORY (NON-BINDING) BASIS, OF THE COMPENSATION OF

OUR NAMED EXECUTIVE OFFICERS (“SAY-ON-PAY VOTE”)

Background

As required by Section 14A(a)(1) of the Exchange Act and related rules of the SEC, the below resolution provides our stockholders an opportunity to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement pursuant to the SEC’s compensation disclosure rules. This proposal, commonly known as a “say-on-pay” proposal and vote, is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement.

We encourage our stockholders to review the “Compensation Discussion and Analysis” and “Executive Compensation Tables” sections of this proxy statement for additional detail regarding the compensation of our named executive officers.

As an advisory approval, this proposal is not binding upon us, our board of directors or its leadership development, belonging and compensation committee, which is responsible for the design and administration of our executive compensation program. However, the board of directors and the leadership development, belonging and compensation committee value the opinions of our stockholders expressed through your vote on this proposal and continually considers stockholder feedback and the results of Say-on-Pay Votes when making future compensation decisions. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the stockholders of Airbnb, Inc. approve, on an advisory basis, the 2020 compensation of Airbnb, Inc.’s named executive officers as described in the Compensation Discussion and Analysis and disclosed in the Summary Compensation Table and related compensation tables and narrative disclosure set forth in Airbnb, Inc.’s Proxy Statement for the 2021 Annual Meeting of Stockholders.”

Recommendation of Board of Directors

Our board of directors recommends a vote “FOR” the resolution to approve, on an advisory (non-binding) basis, the compensation of our named executive officers, as disclosed in the Compensation Discussion and Analysis of this proxy statement, the accompanying compensation tables and related narrative disclosure of this proxy statement.

Vote Required

Approval of Proposal No. 3 requires the affirmative vote of the holders of a majority in voting power of the votes cast (excluding abstentions and broker non-votes). Abstentions and broker non-votes will have no effect on this proposal.

PROPOSAL NO. 4—APPROVAL, ON AN ADVISORY (NON-BINDING) BASIS, OF THE FREQUENCY OF

FUTURE SAY-ON-PAY VOTES

Background

In accordance with Section 14A(a)(2) of the Exchange Act, we are requesting your advisory, non-binding vote regarding the frequency with which stockholders should have an opportunity to provide a Say-on-Pay Vote. We are providing stockholders the option of selecting a frequency of every ONE YEAR, TWO YEARS, THREE YEARS or abstaining. This vote is not a vote to approve or disapprove of the board of directors’ recommendation, but rather, stockholders are being asked to express their preference regarding the frequency of future Say-on-Pay Votes.

We recommend that our stockholders select a frequency of every ONE YEAR. We believe that this frequency is appropriate because it will enable our stockholders to vote, on an advisory basis, on the most recent executive compensation information that is presented in our proxy statement, which will provide a more continuous and meaningful communication between us and our stockholders on the compensation of our Named Executive Officers. Soliciting an annual vote on executive compensation furthers our goal to receive frequent input from our stockholders on corporate governance matters, and to engage in and further dialogue with our stockholders related to our general executive compensation approach, policies and philosophy.

Recommendation of Board of Directors

Our board of directors recommends that stockholders vote “ONE YEAR” as the frequency of future say-on-pay votes.

Vote Required

The frequency that receives the affirmative vote of the holders of a majority in voting power of the votes cast (excluding abstentions and broker non-votes) will be the frequency recommended by stockholders. If no frequency receives the foregoing vote, then we will consider the option of ONE YEAR, TWO YEARS, or THREE YEARS that receives the highest number of votes cast to be the frequency recommended by stockholders. Abstentions and broker non-votes will have no effect on this proposal.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who beneficially own more than ten percent of a registered class of our equity securities, to file with the SEC reports of beneficial ownership and reports of changes in beneficial ownership of such securities on Forms 3, 4 and 5. Based solely on a review of the copies of such forms filed electronically with the SEC, and on written representations from certain reporting persons, we believe that during fiscal year 2020 our directors, executive officers and ten-percent stockholders complied with all applicable Section 16(a) filing requirements.

Other Business

Neither we nor our board of directors intend to propose any matters of business at the Annual Meeting other than the proposals described in this proxy statement. Neither we nor our board of directors are aware of any matters to be proposed by others at the Annual Meeting.

By Order of the Board of Directors,

Brian Chesky

Chairperson of the Board of Directors

Chief Executive Officer

P.O. BOX 8016, CARY, NC 27512-9903	YOUR VOTE IS IMPORTANT! PLEASE VOTE BY:
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Go To: www.proxypush.com/ABNB
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Airbnb, Inc.
Annual Meeting of Stockholders

For Stockholders of record on April 23, 2021

TIME: PLACE:	Tuesday, June 22, 2021 3:30 PM, Pacific Time Annual Meeting to be held live via the Internet - please visit www.proxydocs.com/ABNB for more details.

This proxy is being solicited on behalf of the Board of Directors

The undersigned hereby appoints Brian Chesky, Dave Stephenson and Rich Baer, and each of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Airbnb, Inc. which the undersigned is entitled to vote at said meeting and any postponement, continuation or adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any postponement, continuation or adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and any postponement, continuation or adjournment thereof and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS’ RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the named proxies are authorized to vote upon such other matters that may properly come before the meeting or any postponement, continuation or adjournment thereof.

You are encouraged to specify your choice by marking the appropriate box on the reverse side of this card but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The named proxies cannot vote your shares unless you sign (on the reverse side) and return this card.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice, Proxy Statement and Annual Report are availabe at www.proxydocs.com/ABNB.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

Airbnb, Inc.

Annual Meeting of Stockholders

Please make your marks like this: Use dark black pencil or pen only

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2 AND 3.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR 1 YEAR ON PROPOSAL 4.

	PROPOSAL	YOUR VOTE				BOARD OF DIRECTORS RECOMMENDS

1.	To elect Angela Ahrendts, Brian Chesky and Kenneth Chenault as Class I Directors to serve until the 2024 Annual Meeting of Stockholders, and until their respective successors are duly elected and qualified.	FOR	WITHHOLD
	1.01 Angela Ahrendts	☐	☐			FOR

	1.02 Brian Chesky	☐	☐			FOR

	1.03 Kenneth Chenault	☐	☐			FOR

		FOR	AGAINST	ABSTAIN
2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021.	☐	☐	☐		FOR

3.	To approve, on an advisory (non-binding) basis, the compensation of our named executive officers (“Say-on-Pay Vote”).	☐	☐	☐		FOR

		1YR	2YR	3YR	ABSTAIN
4.	To approve, on an advisory (non-binding) basis, the frequency of future Say-on-Pay Votes.	☐	☐	☐	☐	1 YEAR

Note: The named proxies are authorized to transact such other business that may properly come before the Annual Meeting or any postponement, continuation or adjournment thereof.

You must register to attend the meeting online and/or participate at www.proxydocs.com/ABNB

Authorized Signatures - Must be completed for your instructions to be executed.

Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form.

Signature (and Title if applicable)	Date	Signature (if held jointly)	Date